UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Becton, Dickinson and Company
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Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

www.bd.com

December 18, 2014

Dear Fellow Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) to be held at 1:00 p.m. EST on Tuesday, January 27, 2015 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.

The accompanying notice of meeting and proxy statement describe the matters to be acted upon at the meeting. We also will report on matters of interest to BD shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy on the Internet or by telephone, or by completing and mailing the enclosed proxy card in the return envelope provided. You may also vote in person at the Annual Meeting.

Thank you for your continued support of BD.

Sincerely,

Vincent A. Forlenza
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

December 18, 2014

The 2015 Annual Meeting of Shareholders of Becton, Dickinson and Company (“BD”) will be held as follows:

DATE:	Tuesday, January 27, 2015
TIME:	1:00 p.m. EST
LOCATION:	Four Seasons Hotel New York 57 East 57th Street New York, New York
PURPOSE:	To consider and act upon the following proposals:
1. The election as directors of the fourteen nominees named in the attached proxy statement for a one-year term;
2. The ratification of the selection of the independent registered public accounting firm;
3. An advisory vote to approve named executive officer compensation;
4. A shareholder proposal; and
5. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not provide specific voting instructions will be voted in accordance with the recommendations of BD’s Board of Directors set forth in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on January 27, 2015. BD’s proxy statement and 2014 Annual Report, which includes BD’s consolidated financial statements, are available at www.bd.com/investors/.

Shareholders of record at the close of business on December 9, 2014 will be entitled to attend and vote at the meeting.

By order of the Board of Directors,

Gary DeFazio
Vice President and Corporate Secretary

YOU CAN VOTE BY PROXY OR SUBMIT VOTING INSTRUCTIONS IN

ONE OF THREE WAYS:

1.	VIA THE INTERNET:

Visit the website noted on your proxy/voting instruction card.

2.	BY TELEPHONE:

Use the telephone number noted on your proxy/voting instruction card.

3.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, January 27, 2015

BECTON, DICKINSON AND COMPANY

1 Becton Drive

Franklin Lakes, New Jersey 07417-1880

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to shareholders of Becton, Dickinson and Company (“BD”) on or about December 18, 2014 in connection with the solicitation of proxies by the BD Board of Directors for BD’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) to be held at 1:00 p.m. EST on Tuesday, January 27, 2015 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York.

BD’s directors and its officers and other BD associates also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. BD has retained MacKenzie Partners, Inc. to assist in soliciting proxies for a fee not to exceed $25,000 plus expenses. The cost of soliciting proxies will be borne by BD.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on January 27, 2015. This proxy statement and BD’s 2014 Annual Report to Shareholders are also available at www.bd.com/investors/.

Shareholders Entitled to Vote; Attendance at the 2015 Annual Meeting

Shareholders of record at the close of business on December 9, 2014 are entitled to notice of, and to vote at, the meeting. As of such date, there were 193,381,875 shares of BD common stock outstanding, each entitled to one vote.

If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. BD may request appropriate identification for all persons seeking to attend the meeting as a condition of admission.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Directors are elected by a majority of the votes cast at the meeting (Proposal 1). If an incumbent director does not receive the requisite vote, he or she must tender his or her resignation, and the Board will decide whether to accept the resignation in accordance with the process described later in this proxy statement. Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast at the meeting.

Under New Jersey law, abstentions and shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners will not be counted as votes cast, and, accordingly, will have no effect on the outcome of the vote for any of the proposals. Proposal 2 is a “discretionary item”, and New York Stock Exchange (“NYSE”) member brokers that do not receive instructions on how to vote from beneficial owners may cast those votes in their discretion on Proposal 2.

How to Vote

Shareholders of record may cast their votes at the meeting. In addition, shareholders of record may cast their votes by proxy, and participants in the BD plans described below may submit their voting instructions, by:

•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);

•	using the telephone number listed on the proxy card; or

•	signing, completing and returning the proxy card in the enclosed postage-paid envelope.

Votes cast through the Internet and telephone votes are authenticated by use of a personal identification number. This procedure allows shareholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. Specific instructions to be followed are set forth on the proxy card. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in BD’s Global Share Investment Program (the “GSIP”) must be received by 12:00 p.m. EST on January 21, 2015, and voting instructions submitted by participants in all other BD plans must be received by 12:00 p.m. EST on January 23, 2015. All proxies submitted by record holders through the Internet or by telephone must be received by 11:00 a.m. EST on January 27, 2015.

If you are the beneficial owner of shares held in “street name”, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by your nominee, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid proxy from your bank, broker or other nominee and present it at the meeting.

Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement.

Savings Incentive Plan (the “SIP”)

Participants in the SIP, BD’s 401(k) plan, are named fiduciaries. As named fiduciaries, they may instruct the SIP trustee how to vote the shares of BD common stock allocated to their SIP accounts. Shares for which no voting instructions have been received by the SIP trustee will be voted in the same proportion as those shares for which timely instructions are received.

Participants in Other Plans

Participants in BD’s Deferred Compensation and Retirement Benefit Restoration Plan (the “Restoration Plan”), the 1996 Directors’ Deferral Plan (the “Directors Deferral Plan”), and the GSIP (if so provided under the terms of the local country GSIP plan) may provide voting instructions for all shares of BD common stock allocated to their plan accounts. The trustees of these plans will vote the plan shares for which they do not receive instructions in the same proportion as the plan shares for which they do receive instructions.

Proxies representing shares of BD common stock held of record also will serve as proxies for shares held under the Direct Stock Purchase Plan sponsored and administered by Computershare Trust Company, N.A. and any shares of BD common stock allocated to participants’ accounts under the plans mentioned above, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

Revocation of Proxies or Change of Instructions

A proxy given by a shareholder of record may be revoked or changed at any time before it is voted by:

•	sending written notice of revocation to the Corporate Secretary of BD at the address set forth above or delivering such notice at the meeting prior to the voting of the proxy,

•	delivering a proxy (by one of the methods described above under the heading “How to Vote”) bearing a later date, or

•	voting in person at the meeting.

Participants in the plans described above may change their voting instructions by delivering new voting instructions by one of the methods described above under the heading “How to Vote.”

If you are the beneficial owner of shares held in “street name”, you may submit new voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to Vote.”

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy card will vote on such matters in accordance with their best judgment.

OWNERSHIP OF BD COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth as of December 9, 2014, information concerning those persons known to BD to be the beneficial owner of more than 5% of BD’s outstanding common stock. This information is as reported by such persons in their filings with the Securities and Exchange Commission (“SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	12,730,887	(1)	6.6%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	10,629,770	(2)	5.5%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,358,389	(3)	5.4%

(1)	Based on a Schedule 13G filed with the SEC on February 3, 2014, State Street Corporation, as the parent holding company of several subsidiaries in their capacities as investment advisors or banks, reported aggregate beneficial ownership of 12,730,887 shares of BD’s common stock as of December 31, 2013. State Street reported that it possessed shared voting power and shared dispositive power over all of these shares.

(2)	Based on an Amendment to Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group, Inc. reported aggregate beneficial ownership of 10,629,770 shares of BD’s common stock as of December 31, 2013. Vanguard reported that it possessed sole voting power for 317,240 shares, sole dispositive power over 10,332,926 shares and shared dispositive power over 296,844 shares, and that it did not possess shared voting power for any shares beneficially owned.

(3)	Based on an Amendment to Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc. reported aggregate beneficial ownership of 10,358,389 shares of BD’s common stock as of December 31, 2013. BlackRock reported that it possessed sole voting power for 8,572,726 shares and sole dispositive power over 10,358,389 shares, and that it did not possess shared voting or dispositive power over any shares beneficially owned.

Securities Owned by Directors and Management

The following table sets forth as of December 9, 2014 information concerning the beneficial ownership of BD common stock by (i) each director, (ii) the executive officers named in the Summary Compensation Table on page 40, and (iii) all nominees for director and executive officers as a group. In general, “beneficial ownership” includes those shares that a director or executive officer has the sole or shared power to vote or transfer, including shares that may be acquired under outstanding equity compensation awards or otherwise within 60 days.

Except as indicated in the footnotes to the table, each person has the sole power to vote and transfer the shares he or she beneficially owns. BD has a policy that prohibits directors and employees from pledging BD shares or engaging in transactions that are intended to hedge against the economic risk of owning BD shares. None of BD’s directors or executive officers has pledged or hedged against any of the shares listed.

BD COMMON STOCK

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Basil L. Anderson	25,907	*
Henry P. Becton, Jr.(2)	261,318	*
Catherine M. Burzik	3,707	*
Edward F. DeGraan	33,358	*
Vincent A. Forlenza	1,042,584	*
Claire M. Fraser	15,918	*
Christopher Jones	13,092	*
William A. Kozy	531,169	*
Marshall O. Larsen	17,520	*
Gary A. Mecklenburg	26,721	*
James F. Orr	33,559	*
Willard J. Overlock, Jr.	52,798	*
Claire Pomeroy	1,311	*
Christopher R. Reidy	10,565	*
Rebecca W. Rimel	5,432	*
Bertram L. Scott	34,589	*
Jeffrey S. Sherman	260,714	*
Alfred Sommer	34,745	*
Ellen Strahlman	6,867	*
Directors and executive officers as a group (27 persons)	3,131,582	1.6%

*	Represents less than 1% of the outstanding BD common stock.

(1)

Includes shares held directly, and, with respect to executive officers, indirect interests in BD common stock held under the SIP, GSIP and the Restoration Plan, and, with respect to the non-management directors, indirect interests in BD common stock held under the Directors’ Deferral Plan. Additional information on certain of these plans appears on pages 5-6. Includes shares under outstanding stock appreciation rights and restricted stock units that executive officers may acquire within 60 days, as follows: Mr. Forlenza, 973,056 shares;

Mr. Kozy, 468,458 shares; Mr. Reidy, 10,565 shares; Mr. Sherman, 245,665 shares; and Dr. Strahlman, 6,867 shares. Also includes, with respect to each non-management director, shares issuable under restricted stock units upon the director’s termination of service on the Board as follows: Mr. Anderson, 19,536 shares; Mr. Becton, 20,980 shares; Ms. Burzik, 3,707 shares; Mr. DeGraan, 20,980 shares; Dr. Fraser, 15,918 shares; Mr. Jones, 9,148 shares; Mr. Larsen, 14,112 shares; Mr. Mecklenburg, 19,536 shares; Mr. Orr, 20,980 shares; Mr. Overlock, 20,980 shares; Dr. Pomeroy, 1,311 shares; Ms. Rimel, 4,886 shares; Mr. Scott, 20,980 shares; and Dr. Sommer, 20,980 shares.

(2)	Includes 215,761 shares held by trusts of which Mr. Becton is a co-trustee with shared investment and voting power or held by a limited liability company owned by one of such trusts. Does not include 37,166 shares owned by Mr. Becton’s spouse, or 108,552 shares held in trusts for the benefit of his children, and as to each of which he disclaims beneficial ownership.

Equity Compensation Plan Information

The following table provides certain information as of September 30, 2014 regarding BD’s equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	12,254,582	(2)	$78.27	8,423,125	(3)
Equity compensation plans not approved by security holders	1,506,552	(4)	N/A	0	(5)

Total	13,761,134		$78.27	8,423,125

(1)	Shares issuable pursuant to outstanding awards of Performance Units and other restricted stock units under the 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”) and BD’s Stock Award Plan, as well as shares issuable under the Directors’ Deferral Plan, the Restoration Plan and the GSIP, are not included in the calculation of weighted-average exercise price, as there is no exercise price for these shares.

(2)	Includes (i) 7,926,260 shares issuable under outstanding stock options and stock appreciation rights (“SARs”), (ii) 1,255,058 shares issuable under Performance Unit awards (assuming maximum payout) and 3,015,023 shares issuable under time-vested unit (“TVU”) awards granted under the 2004 Plan, and (iii) 58,241 shares issuable under restricted stock unit awards granted under the Stock Award Plan. The weighted average remaining term of the outstanding options and SARs is 6.08 years.

(3)	Represents shares available for issuance under the 2004 Plan and includes 3,590,479 shares available for “full share” awards, assuming maximum payout of outstanding Performance Units.

(4)	Includes 108,683 shares issuable under the Directors’ Deferral Plan, 360,009 shares issuable under the Restoration Plan, and 1,037,860 shares issuable under the GSIP.

(5)	Not shown are shares issuable under the Directors’ Deferral Plan, the Restoration Plan or the GSIP. There are no limits on the number of shares issuable under these plans, and the number of shares that may become issuable will depend on future elections made by plan participants.

1996 Directors’ Deferral Plan. The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account or a BD common stock account, of all or part of their annual retainer and other cash fees. In the event a director elects to have fees deferred in a BD common stock account, the director’s account is credited with a number of shares based on the market price of the BD common stock on the due date of such payment. The cash fees deferred by the director are used to purchase the shares of BD common stock on the open market, which are then held in a trust. Directors may also defer receipt of the shares underlying their restricted stock unit awards, which are otherwise distributable when they leave the Board. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock. Participants may elect to have amounts held in a cash account converted into a BD common stock account. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of BD to pay the amounts due under the Directors’ Deferral Plan. When such payments are due, the cash will be distributed from BD’s general assets while common stock will be distributed from the trust.

Deferred Compensation and Retirement Benefit Restoration Plan. Information regarding the deferred features of the Restoration Plan can be found beginning on page 48 of this proxy statement. The shares held in the plan as of September 30, 2014 include 59,147 shares acquired by participants through cash deferrals and 300,862 shares deferred under participants’ equity compensation awards. In the event a participant elects to have cash compensation deferred in a BD common stock account, the participant’s account is credited with a number of shares based on the prevailing market price of the BD common stock. The cash deferred by the participant is used to purchase the shares of BD common stock on the open market, which are then held in a trust. The number of shares credited to the BD common stock accounts of participants is adjusted periodically to reflect the payment and reinvestment of dividends on the BD common stock.

Global Share Investment Program. BD maintains the GSIP for its non-U.S. associates in certain jurisdictions outside of the United States. The purpose of the GSIP is to provide non-U.S. associates with a means of saving on a regular and long-term basis and acquiring a beneficial interest in BD common stock. Participants may contribute a portion of their base pay, through payroll deductions, to the GSIP for their account. BD provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account. Contributions to the GSIP are used to purchase shares of BD common stock on the open market, which are then held in a trust.

A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by BD at the time of withdrawal. Following termination of service, withdrawals will be paid in either cash or shares, at the election of the participant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires BD’s directors and executive officers to file initial reports of their ownership of BD’s equity securities and reports of changes in such ownership with the SEC and the NYSE. Directors and executive officers are required by SEC regulations to furnish BD with copies of all Section 16(a) forms they file with respect to BD securities. Based solely on a review of copies of such forms and written representations from BD’s directors and executive officers, BD believes that, for the period from October 1, 2013 through September 30, 2014, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a).

Proposal 1.	ELECTION OF DIRECTORS

Members of our Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected. Each of the nominees is a current member of BD’s Board. Dr. Alfred Sommer, who has reached the mandatory retirement age under BD’s Corporate Governance Principles, will retire as a member of the Board effective at the 2015 Annual Meeting. BD does not know of any reason why any nominee would be unable to serve as director. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.

BD directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoint, experience, knowledge, ethnicity and gender. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate citizenship. They must also have experience and ability that is relevant to the Board’s oversight role with respect to BD’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.

NOMINEES FOR DIRECTOR

Basil L. Anderson, 69, has been a director since 2004. From 2001 until his retirement in 2006, he served as Vice Chairman of Staples, Inc., a supplier of office products. Prior thereto, he was Executive Vice President – Finance and Chief Financial Officer of Campbell Soup Company. Mr. Anderson also is a director of Hasbro, Inc., Moody’s Corporation and Staples, Inc. He was formerly a director of CRA International, Inc.

Mr. Anderson has an extensive business and financial background as both an operating executive and as a chief financial officer of a major multinational public company. His experience includes strategic, business and financial planning and operations, international operations, and service as a director for public companies in different industries.

Henry P. Becton, Jr., 71, has been a director since 1987. Since 2007, he has served as Vice Chairman of the WGBH Educational Foundation, a producer and broadcaster of public television, radio and Internet programs, and other educational media materials. He served as President of WGBH Educational Foundation from 1984 to 2007. Mr. Becton also serves as a director of Public Radio International, and a director/trustee of various Deutsche mutual funds. He formerly served as Lead Director of the Belo Corporation from 2008 to 2013 and a director of the PBS Foundation.

Mr. Becton possesses a broad range of operational, financial and corporate governance experience developed through his professional and board-related activities in a variety of contexts. This broad background is coupled with Mr. Becton’s extensive knowledge of BD, which provides him with a unique perspective on BD.

Catherine M. Burzik, 64, served as President and Chief Executive Officer of Kinetic Concepts, Inc., a medical device company specializing in the fields of woundcare and regenerative medicine, from 2006 until January 2012 following the sale of the company. Ms. Burzik currently serves as Chairman of the Board of Directors of the American College of Wound Healing and Tissue Repair, Vice Chair of the San Antonio Branch of the Dallas Federal Reserve Board and as Operating Partner of Targeted Technology Fund II, LP. Previously, Ms. Burzik was President of Applied Biosystems; President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company; and held senior executive roles at Eastman Kodak Company. Ms. Burzik was formerly a director of Allscripts Healthcare Solutions, Inc.

Ms. Burzik is a seasoned executive in the healthcare industry, having led major medical device, diagnostic, diagnostic imaging and life sciences businesses. She contributes strong strategic and leadership expertise, and extensive knowledge of the global healthcare field.

Edward F. DeGraan, 71, has been a director since 2003. In 2006, he retired as Vice Chairman – Gillette of the Procter & Gamble Company, a manufacturer of consumer products. Prior thereto, he was Vice Chairman of The Gillette Company, and served as its President and Chief Operating Officer from 2000 until 2003. He also served as Acting Chief Executive Officer of Gillette from October 2000 to February 2001. Mr. DeGraan also is a director of Amica Mutual Insurance Company and a Senior Advisor of Centerview Partners, L.P.

Mr. DeGraan brings extensive operational, manufacturing and executive experience in a consumer industry with a strong manufacturing base. He possesses a broad background in strategic, business and financial planning and operations, deepened by his global perspective developed through his long tenure with a multinational company.

Vincent A. Forlenza, 61, has been a director since October 2011, and became BD’s Chairman in July 2012. He was elected BD’s Chief Executive Officer in October 2011 and has served as its President since January 2009. He also served as BD’s Chief Operating Officer from July 2010 to October 2011, and prior thereto, served as Executive Vice President. Mr. Forlenza also is Chairman-Elect of the Advanced Medical Technology Association (AdvaMed), an international medical technology trade organization. He is a member of the Board of Trustees of The Valley Hospital and The Valley Health System, a member of the Board of Directors of the Quest Autism Foundation, and a member of the Board of Trustees of Lehigh University and of the Advisory Board for the P.C. Rossin College of Engineering and Applied Sciences at Lehigh.

Mr. Forlenza has been with BD for over 34 years in a number of different capacities, including strategic planning, business development, R&D leadership and general management in each of BD’s segments and in overseas roles. Mr. Forlenza brings to the Board extensive business and industry experience, and provides the Board with a unique perspective on BD’s strategy and operations, particularly in the area of new product development.

Claire M. Fraser, Ph.D, 59, has been a director since 2006. Since 2007, she has been Director of the Institute for Genome Sciences and a Professor of Medicine at the University of Maryland School of Medicine in Baltimore, Maryland. From 1998 to 2007, she served as President and Director of The Institute for Genomic Research, a not-for-profit center dedicated to deciphering and analyzing genomes. Dr. Fraser also serves on the Board of the American Association for the Advancement of Science.

Dr. Fraser is a prominent scientist with a strong background in infectious diseases and molecular diagnostics, including the development of novel diagnostics and vaccines. She also brings considerable managerial experience in her field.

Christopher Jones, 59, has been a director since 2010. Mr. Jones retired in 2001 as Chief Executive Officer of JWT Worldwide (previously known as J. Walter Thompson), an international marketing firm. Since 2002, Mr. Jones has been Operating Partner and director at Motion Equity Partners (formerly Cognetas LLP), a pan-European private equity firm. He has been the non-executive Chairman of Results International Group since 2002. He also is Chairman of the Board of The Pavilion Clinic, a member of the Health Advisory Board of The Johns Hopkins University Bloomberg School of Public Health and a member of the Board of Directors of the Albert and Mary Lasker Foundation.

Mr. Jones contributes an important international perspective based on his distinguished career as a marketing leader and head of a global marketing firm. He offers substantial marketing, strategic and managerial expertise derived from his broad range of activities in the field.

Marshall O. Larsen, 66, has been a director since 2007. Mr. Larsen retired in 2012 as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry. Mr. Larsen also is a director of Lowe’s Companies, Inc., United Technologies Corporation and the Federal Reserve Bank of Richmond.

As a veteran chief executive officer of a public company, Mr. Larsen offers the valuable perspective of an individual with highly-developed executive leadership and financial and strategic management skills in a global manufacturing company. These qualities reflect considerable domestic and international business and financial experience.

Gary A. Mecklenburg, 68, has been a director since 2004. In 2006, he retired as President and Chief Executive Officer of Northwestern Memorial HealthCare, the parent corporation of Northwestern Memorial Hospital, a position he had held since 1986. He also served as President of Northwestern Memorial Hospital from 1985 to 2002. He is currently an Executive Partner of Waud Capital Partners, L.L.C., a private equity investment firm. Mr. Mecklenburg is also a director of LHP Hospital Partners, Inc., and was formerly a director of Acadia Healthcare Company, Inc.

Mr. Mecklenburg’s long tenure in hospital administration affords him a broad perspective on the many facets of the delivery of healthcare and a deep knowledge of healthcare financing and administration. As the former leader of a major teaching hospital, Mr. Mecklenburg possesses strong executive management, financial, strategic and operational knowledge as applied in a healthcare setting.

James F. Orr, 69, has been a director since 2000. In 2007, he retired as Chairman of the Board of Convergys Corporation, a provider of customer management, employee care and outsourced billing services, a position he had held since 2000. He also served as Convergys’ Chief Executive Officer from 1998 until his retirement in 2007. Mr. Orr also is a director of Ohio National Financial Services, Inc.

Mr. Orr contributes the important insights of a former chief executive officer of a public company. His background reflects extensive managerial, strategic, operational and financial experience from the perspective of a service industry. He also possesses a depth of understanding of corporate governance and enterprise risk management.

Willard J. Overlock, Jr., 68, has been a director since 1999. He retired in 1996 as a partner in Goldman, Sachs & Co., where he served as a member of its Management Committee, and retains the title of Senior Director to The Goldman Sachs Group, Inc. Mr. Overlock is a member of the Board of Directors of Cue Ball Group and of Evercore Partners, Inc. He also is a trustee of Rockefeller University and Chairman of the Board of Directors of the Albert and Mary Lasker Foundation.

Mr. Overlock has broad financial and investment banking experience based on his senior leadership roles in these areas. He contributes financial and transactional expertise and acumen in mergers and acquisitions and complex financial transactions.

Claire Pomeroy, 59, has been a director since March 2014. Since 2013, she has served as the President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, Dr. Pomeroy served as Dean of the University of California (“UC”), Davis School of Medicine, and CEO of the UC Davis Health System. Dr. Pomeroy is also a member of the Board of Directors of Expanesthetics, Inc., the Sierra Health Foundation and PRIDE Industries. She is a member of the Board of Trustees of the Morehouse School of Medicine and the Board of Directors of the Foundation for Biomedical Research.

Dr. Pomeroy is an expert in infectious diseases, with broad experience in the area of healthcare delivery, health system administration, health education, medical research and public health. She brings to the Board important perspectives in the areas of patient care services, global health and health policy.

Rebecca W. Rimel, 63, has been a director since 2012. Since 1994, she has served as President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that works to improve public policy and inform the public. Ms. Rimel previously served as Assistant Professor in the Department of Neurosurgery at the University of Virginia Hospital and also as Head Nurse of its medical center emergency department. Ms. Rimel also is a director of BioTelemetry, Inc. and a director/trustee of various Deutsche mutual funds.

Ms. Rimel brings executive leadership and extensive experience in public policy and advocacy, particularly in the area of healthcare. She also offers the perspective of someone with a strong background in the healthcare field.

Bertram L. Scott, 63, has been a director since 2002. Mr. Scott is the President and Chief Executive Officer of Affinity Health Plan. He will be retiring from Affinity Health Plan on December 31, 2014. He previously served as President, U.S. Commercial of CIGNA Corporation from June 2010 to December 2011. Prior thereto, Mr. Scott served as Executive Vice President of TIAA-CREF from 2000 to 2010 and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company from 2000 to 2007. Mr. Scott also is a director of AXA Financial, Inc.

Mr. Scott possesses strong strategic, operational and financial experience from the variety of executive roles in which he has served during his career. He brings experience in corporate governance and business expertise in the insurance and healthcare fields.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS

The Board and Committees of the Board

BD is governed by a Board of Directors that currently consists of 15 members, 14 of whom have been determined by the Board to be independent. The Board has established four operating committees (the “Committees”): the Audit Committee; the Compensation and Benefits Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); and the Science, Marketing, Innovation and Technology Committee. These Committees meet regularly. The Board has also established an Executive Committee that meets only as needed.

The Board has adopted written charters for each of the Committees that are posted on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of these charters, BD’s 2014 Annual Report on Form 10-K, and BD’s reports and statements filed with or furnished to the SEC may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone 201-847-6800.

Committee Membership and Function

Set forth below is a summary description of each of the Committees.

AUDIT COMMITTEE

Function

•	Retains and reviews the qualifications, independence and performance of BD’s registered public accounting firm (the “independent auditors”).

•

Reviews BD’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; BD’s internal audit process; and the effectiveness of BD’s internal control over financial reporting.

•	Reviews BD’s guidelines and policies relating to enterprise risk assessment and risk management, and management’s plan for risk mitigation or remediation.

•	Oversees BD’s ethics and enterprise compliance programs.

•	Reviews financial strategies regarding currency, interest rates and use of derivatives, and reviews BD’s insurance program.

•	Functions as a qualified legal compliance committee, if necessary.

Members

Basil L. Anderson—Chair

Catherine M. Burzik

Christopher Jones

Marshall O. Larsen

Willard J. Overlock, Jr.

Rebecca W. Rimel

Bertram L. Scott

Following the 2015 Annual Meeting, this Committee will be chaired by Bertram L. Scott.

The Board has determined that the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE for audit committee members. The Board also has determined that each of Messrs. Anderson, Larsen, and Scott and Ms. Burzik qualifies as an “audit committee financial expert” under the rules of the SEC.

COMPENSATION AND BENEFITS COMMITTEE

Function

•

Reviews BD’s compensation and benefits policies, recommends the compensation of BD’s Chief Executive Officer (“CEO”) to the independent members of the Board for their approval, and approves the compensation of BD’s other executive officers.

•	Approves all employment, severance and change in control agreements of BD with executive officers.

•	Serves as the granting and administrative committee for BD’s equity compensation plans.

•	Oversees certain other BD benefit plans.

Members	Edward F. DeGraan—Chair Basil L. Anderson Marshall O. Larsen Gary A. Mecklenburg James F. Orr Bertram L. Scott Following the 2015 Annual Meeting, this Committee will be chaired by Marshall O. Larsen.

The Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members.

Procedure for Determining Executive Compensation

The Compensation Committee oversees the compensation program for the executive officers listed in the Summary Compensation Table on page 40 and for BD’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors and has the authority to take compensation actions with respect to BD’s other executive officers. The Compensation Committee may not delegate these responsibilities to another Committee, an individual director or members of management.

Role of Management

The Compensation Committee’s meetings are typically attended by BD’s CEO, Senior Vice President—Human Resources and others who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views relating to compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to BD’s operating results when assessing BD’s performance. The CEO and Senior Vice President—Human Resources also work with the Compensation Committee chair in establishing meeting agendas.

The Compensation Committee meets in executive session with no members of management present for part of each of its regular meetings. The Compensation Committee also meets in executive session when considering compensation decisions regarding our executive officers.

Role of the Independent Consultant

The Compensation Committee is also assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”). Pay Governance is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee is not aware of any conflict of interest on the part of Pay Governance or any factor that would otherwise impair the independence of Pay Governance relating to the services performed by Pay Governance for the Compensation Committee. During fiscal year 2014, Pay Governance was not engaged to perform any services for BD or BD’s management. The Compensation

Committee has adopted a policy prohibiting Pay Governance from providing any services to BD or BD’s management without the Compensation Committee’s prior approval, and has expressed its intention that such approval will be given only in exceptional cases. No other consultant was used by the Compensation Committee with respect to the fiscal year 2014 compensation of BD’s executive officers.

Pay Governance reviews all materials prepared for the Compensation Committee by management, prepares additional materials as may be requested by the Compensation Committee, and attends Compensation Committee meetings. In its advisory role, Pay Governance assists the Compensation Committee in the design and implementation of BD’s compensation program. This includes assisting the Compensation Committee in selecting the key elements to include in the program, the targeted payments for each element, and the establishment of performance targets.

Pay Governance also provides market comparison data, which is one of the factors considered by the Compensation Committee in making compensation decisions, and makes recommendations to the Compensation Committee regarding the compensation of BD’s CEO. Pay Governance also conducts an annual review of the compensation practices of select peer companies. Based on this review, Pay Governance advises the Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identifies any trends in executive compensation.

Setting Compensation

At the end of each fiscal year, the independent directors conduct a review of the CEO’s performance. At the following Board meeting, the independent directors meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending his own compensation.

The Compensation Committee is responsible for determining the compensation of BD’s other executive officers. The CEO, in consultation with the Senior Vice President—Human Resources, reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Pay Governance, after considering the CEO’s recommendations and market comparison data regarding compensation levels among peer companies. All decisions regarding the compensation of BD’s other executive officers are made in executive session.

The Board has delegated responsibility for formulating recommendations regarding non-management director compensation to the Governance Committee, which is discussed below.

SCIENCE, MARKETING, INNOVATION AND TECHNOLOGY COMMITTEE

Function

•	Oversees BD’s research and development activities.

•	Oversees BD’s strategic marketing activities as they relate to BD’s innovation agenda.

•	Oversees BD’s policies, practices and procedures relating to regulatory compliance and product quality and safety.

Members	Claire M. Fraser—Chair Henry P. Becton, Jr. Catherine M. Burzik Christopher Jones Willard J. Overlock, Jr. Claire Pomeroy Rebecca W. Rimel Alfred Sommer

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Function

•	Identifies and recommends candidates for election to the Board.

•	Reviews the composition, structure and function of the Board and its Committees, as well as the performance and compensation of non-management directors.

•	Monitors BD’s corporate governance and Board practices, and oversees the Board’s self-evaluation process.

•

Oversees BD’s policies, practices and procedures impacting BD’s image, reputation and corporate responsibility, including, without limitation, communications with BD’s key stakeholders, community relations, and public policy and government relations activities.

Members

Alfred Sommer—Chair

Henry P. Becton, Jr.

Edward F. DeGraan

Claire M. Fraser

Gary A. Mecklenburg

James F. Orr

Claire Pomeroy

Following the 2015 Annual Meeting, this Committee will be chaired by Gary A. Mecklenburg.

The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE. As stated above, the Governance Committee reviews the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation, and may not delegate these responsibilities to another Committee, an individual director or members of management. The Governance Committee has retained Pay Governance as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Governance Committee regarding the components and levels of non-management director compensation. The Governance Committee is not aware of any conflict of interest on the part of Pay Governance arising from these services or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either determining or recommending non-management director compensation.

Board, Committee and Annual Meeting Attendance

The Board and its Committees held the following number of meetings during fiscal year 2014:

Board	12
Audit Committee	11
Compensation Committee	5
Governance Committee	5
Science, Marketing, Innovation and Technology Committee	6

The Executive Committee did not meet during fiscal year 2014. BD’s non-management directors met in executive session at each of the Board meetings held during fiscal year 2014.

During fiscal year 2014, all but one director attended at least 75% of the total number of meetings of the Board of Directors and Committees on which he or she served. Dr. Claire Pomeroy attended 71% of the meetings of the Board of Directors and Committees on which she served. Dr. Pomeroy was excused from several meetings due to illness, which caused her attendance to fall below 75%.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All but one of the directors then serving attended BD’s 2014 Annual Meeting of Shareholders.

Non-Management Directors’ Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of BD’s non-management director compensation are a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Of the base compensation paid to the non-management directors (which does not include Committee chair and Lead Director fees), approximately two-thirds currently is equity-based compensation. See “Corporate Governance—Significant Governance Practices—Equity Ownership by Directors” on page 22. Mr. Forlenza does not receive compensation related to his service as a director.

Cash Retainer

Each non-management director currently receives an annual cash retainer of $85,000 for services as a director. Directors do not receive meeting attendance fees.

Equity-Based Compensation

Each non-management director elected at an Annual Meeting of Shareholders is granted restricted stock units then valued at $175,000 (using the same methodology used to value awards made to executive officers). Directors newly elected to the Board receive a restricted stock unit grant that is prorated from the effective date of their election to the next Annual Meeting of Shareholders. For previous awards, the shares of BD common stock underlying the restricted stock units are not issuable until a director’s separation from the Board. Beginning with awards granted in connection with the 2015 Annual Meeting, the restricted stock units will vest and be distributable one year from grant.

Committee Chair/Lead Director Fees

An annual fee of $10,000 is paid to each Committee chair, except that the fee for the Audit Committee chair is $15,000 in recognition of the Audit Committee’s responsibilities. An annual fee of $25,000 is paid to the Lead Director. No fee is paid to the chair of the Executive Committee.

Other Arrangements

BD reimburses non-management directors for travel and other business expenses incurred in the performance of their services for BD. Directors may travel on BD aircraft in connection with such activities, and, on limited occasions, spouses of directors have joined them on such flights. Per SEC rules, no compensation is attributed to the directors for these flights in the table below, since the aggregate incremental costs of spousal travel were minimal. Directors are also reimbursed for attending director education courses. BD occasionally invites spouses of directors to Board-related business events, for which they are reimbursed their travel expenses.

Directors are eligible, on the same basis as BD associates, to participate in BD’s Matching Gift Program, pursuant to which BD matches contributions made to qualifying nonprofit organizations. The aggregate annual limit per participant is $5,000.

The following table sets forth the compensation received by BD’s non-management directors during fiscal year 2014.

Fiscal Year 2014 Non-Management Directors’ Compensation

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation($)(4)	Total($)
Basil L. Anderson	98,667	172,811		—	5,000	$276,478
Henry P. Becton, Jr.	118,585	172,811		490	—	291,886
Catherine M. Burzik	83,667	172,811		—	—	256,478
Edward F. DeGraan	93,667	172,811		—	1,000	267,478
Claire M. Fraser	83,750	172,811		—	—	256,561
Christopher Jones	83,667	172,811		—	—	256,478
Marshall O. Larsen	83,667	172,811		519	—	256,997
Gary A. Mecklenburg	83,667	172,811		—	5,000	261,478
James F. Orr	83,667	172,811		—	—	256,478
Willard J. Overlock, Jr.	83,667	172,811		—	5,000	261,478
Claire Pomeroy	44,490	147,514	(5)	—	—	192,004
Rebecca W. Rimel	83,667	172,811		—	—	256,478
Bertram L. Scott	83,667	172,811		417	—	256,478
Alfred Sommer	93,667	172,811		—	—	266,478

(1)	Reflects a cash retainer fee at rate of $81,000 per annum for part of the fiscal year, a cash retainer at the rate of $85,000 per annum for the remainder of the fiscal year, annual Committee chair fees paid to Messrs. Anderson, Becton, DeGraan and Drs. Fraser and Sommer, and the Lead Director fee paid to Mr. Becton.

(2)	The amounts shown in the “Stock Awards” column reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors during the fiscal year. The amounts shown for the annual grant are slightly lower than the $175,000 target award value, since a 30-day average of BD’s stock price is used to value the units granted rather than the grant date stock price. For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

Listed below are the aggregate outstanding restricted stock unit awards and option awards held by each non-management director at the end of fiscal year 2014. Stock options have not been issued to non-management directors since 2005.

Name	Stock Awards Outstanding at September 30, 2014 (#)	Option Awards Outstanding at September 30, 2014 (#)
Basil L. Anderson	19,536	0
Henry P. Becton, Jr.	20,980	2,160
Catherine M. Burzik	3,707	0
Edward F. DeGraan	20,980	0
Claire M. Fraser	15,918	0
Christopher Jones	9,148	0
Marshall O. Larsen	14,112	0
Gary A. Mecklenburg	19,536	2,160
James F. Orr	20,980	0
Willard J. Overlock, Jr.	20,980	0
Claire Pomeroy	1,311	0
Rebecca W. Rimel	4,886	0
Bertram L. Scott	20,980	0
Alfred Sommer	20,980	0

(3)	Represents interest on deferred directors’ fees in excess of 120% of the applicable federal long-term rate.

(4)	Amounts shown represent matching gifts under BD’s Matching Gift Program.

(5)	Includes prorated grant Dr. Pomeroy received upon joining the Board in March 2014.

Changes to Non-Management Directors’ Compensation

During fiscal year 2014, the Board undertook a review of director compensation, with the assistance of Pay Governance. This review included an analysis of the director compensation practices of certain peer companies, including the forms of equity compensation used, the mix of cash and equity compensation, and total compensation. The peer group used in this analysis was the same as the peer group used for BD’s executive compensation analysis and included the following companies: Agilent Technologies, Inc.; Allergan, Inc.; C.R. Bard, Inc.; Baxter International Inc.; Boston Scientific Corporation; Covidien plc; Hospira, Inc.; Medtronic, Inc.; PerkinElmer, Inc.; St. Jude Medical, Inc.; Stryker Corporation; Thermo Fisher Scientific Inc.; and Zimmer Holdings, Inc.

As a result of its review, the Board approved the following changes to the compensation of BD’s non-management directors, effective at the conclusion of the 2015 Annual Meeting, so as to better align its compensation with the non-management director compensation being paid by these peer group companies:

•	The annual cash retainer will be increased by $7,000 to $92,000.

•	The value of the annual grant of restricted stock units will be increased by $14,000 to $189,000.

As stated earlier, the annual grant of restricted stock units will vest and become distributable one year from grant. This change aligns BD’s practice regarding director equity compensation with the prevailing practices among the companies listed above.

Directors’ Deferral Plan

Directors may defer receipt of all or part of their annual cash retainer and other cash fees pursuant to the provisions of the Directors’ Deferral Plan. Directors may also defer receipt of shares issuable to them under their restricted stock unit awards. A general description of the Directors’ Deferral Plan appears on page 5.

Communication with Directors

Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so by contacting the Lead Director either:

•	by mail, addressed to BD Lead Director, P.O. Box 264, Franklin Lakes, New Jersey 07417-0264;

•

by calling the BD Ethics Help Line, an independent toll-free service, at 1-800-821-5452 (callers from outside North America should use “AT&T Direct” to reach AT&T in the U.S. and then dial the above toll-free number); or

•	by email to ethics_office@bd.com.

All communications will be kept confidential and promptly forwarded to the Lead Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.

CORPORATE GOVERNANCE

Corporate Governance Principles

BD’s commitment to good corporate governance is embodied in our Corporate Governance Principles (the “Principles”). The Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Principles on an ongoing basis in light of current practices. The Principles are available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Principles may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

Board Leadership Structure

The Board’s goal is to achieve the best board leadership structure for effective oversight and management of BD’s affairs. The Board believes that there is no single, generally accepted approach to providing board leadership, and that each possible leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure may vary as circumstances warrant.

At the present time, the Board believes that the most effective leadership structure for BD is for our CEO to also serve as Chairman. This combined role allows one person to speak for and lead the company and the Board, creates clear lines of authority and accountability, and provides the necessary leadership to execute BD’s strategy. Mr. Forlenza’s over 34 years of experience at BD and knowledge of its complex businesses, along with his extensive industry expertise, also make him uniquely qualified to lead the Board on the most important issues facing the company.

At the same time, the role of Lead Director allows the non-management directors to provide effective, independent Board leadership and oversight of management. The Principles provide for the appointment of a Lead Director from among the independent directors whenever the Chairman is not independent. Under the Principles, the Lead Director:

•	presides over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and at such other times as the Board deems appropriate,

•	has the authority to call meetings of the independent directors,

•	approves Board meeting agendas,

•	approves Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items,

•	together with the Chair of the Compensation Committee, coordinates the evaluation of the performance of the CEO by the non-management directors,

•

serves as a liaison between the non-management members of the Board and the Chairman, and as a contact person to facilitate communications by BD’s employees, shareholders and others with the non-management members of the Board,

•	approves information provided to the Board, and

•	if requested by major shareholders, ensures that he or she is available for consultation and direct communication.

The Board believes that having an independent Lead Director provides independent oversight of management, including risk oversight, while avoiding the risk of confusion regarding the Board’s oversight responsibilities and the day-to-day management of the business. As such, this structure provides independent Board leadership and engagement, while deriving the benefit of having the CEO also serve as Chairman.

Henry P. Becton, Jr. currently serves as Lead Director. Following the 2015 Annual Meeting, Marshall O. Larsen will serve as Lead Director.

Board’s Oversight of Risk

BD’s management engages in a process referred to as enterprise risk management (“ERM”) to identify, assess, manage and mitigate a broad range of risks across BD’s businesses, regions and functions and to ensure alignment of our risk assessment and mitigation efforts with BD’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board of Directors, is primarily responsible for overseeing BD’s ERM activities to determine whether the process is functioning effectively and is consistent with BD’s business strategy. At least twice a year, senior management reviews the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by BD (including any changes in such assessment since the last review), and management’s plans to mitigate the potential exposures. On at least an annual basis, the significant risks identified through BD’s ERM activities and the related mitigation plans are reviewed with the full Board. Particular risks are then often reviewed in-depth with the Audit Committee or the full Board at subsequent meetings.

In addition, the full Board reviews the risks associated with BD’s strategic plan and discusses the appropriate levels of risk in light of BD’s objectives. This is done through an annual strategy review process, periodically throughout the year as part of its ongoing review of corporate strategy, and otherwise as necessary. The full Board also regularly oversees other areas of potential risk, including BD’s capital structure, acquisitions and divestitures, and succession planning for BD’s CEO and other members of senior management.

The various Committees of the Board are also responsible for monitoring and reporting on risks associated with their respective areas of oversight. The Audit Committee oversees BD’s accounting and financial reporting processes and the integrity of BD’s financial statements, BD’s processes to ensure compliance with laws, and its hedging activities and insurance coverages. The Compensation Committee oversees risks associated with BD’s compensation practices and programs, and the Governance Committee oversees risks relating to BD’s corporate governance practices, including director independence, related person transactions and conflicts of interest. In connection with its oversight responsibilities, each Committee often meets with members of management who are primarily responsible for the management of risk in their respective areas, including BD’s Chief Financial Officer, Senior Vice President–Human Resources, General Counsel, Senior Vice President–Regulatory Affairs, Chief Ethics and Compliance Officer and other members of senior management.

Risk Assessment of Compensation Programs

With respect to our compensation policies and practices, BD’s management has reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on BD. In connection with this risk assessment, management reviewed the design of BD’s compensation and benefits programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs and corporate governance generally that help to mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our associates; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on BD.

Director Nomination Process

The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for approval. In making its recommendations, the Governance Committee assesses the overall composition of the Board, including diversity, age, skills, background, and experience and prominence in areas of importance to BD. The Board seeks to achieve among its directors a diversity of viewpoint, experience, knowledge, ethnicity and gender that fits the needs of the Board at that particular time.

When considering individual director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of BD’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. From time-to-time, the Governance Committee has retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

The Governance Committee believes that any nominee for director must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

•	Candidates should be team-oriented and committed to the interests of all shareholders as opposed to those of any particular constituency.

The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of the individual director evaluation process, the Governance Committee reports its conclusions and recommendations for nominations to the full Board.

It is the Governance Committee’s policy to consider referrals of prospective nominees for the Board from other Board members and management, as well as shareholders and other external sources, such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

To recommend a candidate for consideration, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Becton Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Significant Governance Practices

Described below are some of the significant corporate governance practices that have been instituted by the BD Board.

Annual Election of Directors

BD’s directors are elected annually. The Board believes that annual elections of directors reflect a corporate governance best practice, as it provides shareholders the opportunity to express their views on the performance of the entire Board each year.

Voting for Directors

Under our By-Laws, in uncontested elections (where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors. Any incumbent director who fails to receive the requisite affirmative vote is required to offer to submit his or her resignation to the Board following the shareholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the shareholder vote. This structure allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of shareholder views on a particular issue, and enables it to avoid undesirable and disruptive governance consequences.

Board Self-Evaluation

Each year the Board conducts a self-evaluation of its performance and effectiveness. As part of this process, each director completes an evaluation form on specific aspects of the Board’s role, organization and meetings. The collective comments are then presented by the chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. The Board’s evaluation covers many areas (a complete list is available on BD’s website at www.bd.com/investors/corporate_governance). Additionally, each Committee conducts an annual self-evaluation of its performance through a similar process.

Equity Ownership by Directors

The Board believes that directors should hold meaningful equity ownership positions in BD. To that end, a significant portion of non-management director compensation is in the form of restricted stock units. The Board believes that these equity interests help to better align the interests of the non-management directors with shareholders. Under the Board’s share ownership guidelines, each non-management director is required to own shares of common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within three years of joining the Board. All of our non-management directors either have achieved the required share ownership or are within the three-year grace period.

Annual Report of Charitable Contributions

In furtherance of BD’s commitment to good governance and disclosure practices, the Principles require that BD’s charitable contributions or pledges in an aggregate amount of $50,000 or more (not including contributions under BD’s Matching Gift Program) to entities with which BD’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. In addition, BD posts on its website, at www.bd.com/investors/corporate_governance/, an Annual Report of Charitable Contributions (the “Contributions Report”) listing all contributions and pledges made by BD to organizations affiliated with any director or executive officer during the preceding fiscal year in an amount of $10,000 or more. The Contributions Report includes a discussion of BD’s contributions philosophy and the alignment of BD’s philanthropic activities with its philosophy.

Enterprise Compliance

Under the oversight of the Audit Committee, BD’s enterprise compliance function seeks to ensure that BD has policies and procedures designed to prevent and detect violations of the many laws, regulations and policies affecting its business, and that BD continuously encourages lawful and ethical conduct. Launched in 2005, BD’s enterprise compliance function supplements the various compliance and ethics functions that are also in place at BD, and seeks to ensure better coordination and effectiveness through program design, prevention, and promotion of an organizational culture of compliance. A Compliance Committee comprised of members of senior management oversees the activities of the Chief Ethics and Compliance Officer. Another key element of this program is training. Courses offered include a global on-line compliance training program focused on BD’s Code of Conduct, as well as other courses covering various compliance topics such as antitrust, anti-bribery, conflicts of interest, financial integrity, industry marketing codes and information security.

Political Contributions

We prohibit the use of BD corporate funds and assets to support any candidate, political party, ballot measure or referendum campaign, unless approved by the CEO and General Counsel. Contributions outside the United States must also be approved by the relevant country leaders. If an exception is approved, it may only be granted without regard to the personal political affiliations or views of any individual BD associates at any level across the organization.

BD is a member of numerous trade associations that provide a venue for the medical technology sector to work together to advocate its position on issues that impact our industry. In the U.S., the major associations of which BD is a member include AdvaMed and AdvaMedDx, the Healthcare Institute of New Jersey and the California Healthcare Institute. In Europe, BD is a member of MedTech Europe and other national medical device associations. We have informed our major trade associations that they are not permitted to use any BD fees to support any candidate, political party, ballot measure or referendum campaign, unless approved by BD’s CEO and General Counsel.

Director Independence; Policy Regarding Related Person Transactions

Director Independence. Under the NYSE rules and our Principles, a director is deemed not to be independent if the director has a direct or indirect material relationship with BD (other than his or her relationship as a director). The Governance Committee annually reviews the independence of all directors and nominees for director and reports its findings to the full Board. To assist in this review, the Board has adopted director independence guidelines (“Independence Guidelines”) that are contained in the Principles. The Independence Guidelines set forth certain categories of relationships (and related dollar thresholds) between BD and directors and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has deemed to be either material or immaterial for purposes of assessing a director’s independence. In the event that a director has any relationship with BD that is not addressed in the Independence Guidelines, the independent members of the Board review the facts and circumstances to determine whether such relationship is material. The Principles are available on BD’s website at www.bd.com/investors/corporate-governance/. The Independence Guidelines are contained in Principle No. 7.

The Board has determined that the following directors are independent under the NYSE rules and our Independence Guidelines: Basil L. Anderson, Henry P. Becton, Jr., Catherine M. Burzik, Edward F. DeGraan, Claire M. Fraser, Christopher Jones, Marshall O. Larsen, Gary A. Mecklenburg, James F. Orr, Willard J. Overlock, Jr., Claire Pomeroy, Rebecca W. Rimel, Bertram L. Scott and Alfred Sommer. Vincent A. Forlenza is an employee of BD and, therefore, is not independent under the NYSE rules and the Principles.

In determining that each of these directors is independent, the Board reviewed BD’s transactions or other dealings with organizations with which a director may be affiliated. Such affiliations included service by the director as an employee or member of a governing or advisory board. In conducting its review, the Board determined that, in each instance, the nature of the relationship, the degree of the director’s involvement with the organization and the amount involved would not impair the director’s independence under the Independence Guidelines. Accordingly, the Board determined that none of these relationships was material or impaired the director’s independence or judgment.

The types of transactions with director-affiliated organizations considered by the Board consisted of payments related to the purchase or sale of products and/or services (in the cases of Anderson, Burzik, Fraser, Jones, Larsen, Overlock, Pomeroy Scott, and Sommer), the licensing of intellectual property rights (in the cases of Fraser, Jones and Sommer) and charitable contributions (in the cases of Messrs. Jones and Sommer).

Related Persons Transactions. The Board has also established a written policy (the “Policy”) requiring Board approval or ratification of transactions involving more than $120,000 per year in which a director, executive officer or shareholder owning more than 5% of BD’s stock (excluding certain passive investors) or their immediate family members has, or will have, a material interest. The Policy is available on BD’s website at www.bd.com/investors/corporate_governance/. The Policy excludes certain specified transactions, including certain charitable contributions and transactions available to BD associates generally. The Governance Committee is responsible for the review and approval or ratification of transactions subject to the Policy. The Governance Committee will approve or ratify only those transactions that it determines in its business judgment are fair and reasonable to BD and in (or not inconsistent with) the best interests of BD and its shareholders, and that do not impact the director’s independence.

During fiscal year 2014, BD paid affiliates of State Street Corporation (“State Street”), a holder of more than 5% of BD common stock, $1,200,000 for serving as trustee of BD’s 401(k) plan and investment management of various 401(k) funds. These transactions were not required to be approved under the Policy, since State Street is considered a passive investor in BD.

Code of Conduct

BD maintains a Code of Conduct that is applicable to all directors, officers and associates of BD, including its CEO, Chief Financial Officer, principal accounting officer and other senior financial officers. It sets forth BD’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of BD’s assets, and business ethics. The Code of Conduct also sets forth procedures for the communicating and handling of any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters.

BD also maintains an Ethics Help Line telephone number (the “Help Line”) for BD associates as a means of raising concerns or seeking advice. The Help Line is serviced by an independent contractor and is available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries are forwarded to BD’s Chief Ethics and Compliance Officer for investigation. The Audit Committee is informed of any matters reported to the Chief Ethics and Compliance Officer, whether through the Help Line or otherwise, involving accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in BD’s internal controls.

The Chief Ethics and Compliance Officer leads the BD Ethics Office, which administers BD’s ethics program. In addition to the Help Line, the ethics program provides for broad communication of BD’s Core Values, associate education regarding the Code of Conduct and its requirements, and ethics training sessions.

Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to shareholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to BD’s CEO, Chief Financial Officer or principal accounting officer, will be posted at the website address set forth below.

The Code of Conduct is available on BD’s website at www.bd.com/investors/corporate_governance/. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, phone 201-847-6800.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

The primary objective of the BD compensation program is to fully support the strategic business goal of delivering superior long-term shareholder returns through sustained revenue growth, earnings per share growth, return on capital and other metrics. As such, we intend to ensure a high degree of alignment between pay and the long-term value and financial soundness of BD. The Compensation Committee has established the following compensation principles to meet this objective:

•	Aligning the interests of executives and shareholders

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Through equity compensation and equity ownership guidelines for executives, we seek to align the interests of executives with those of BD’s shareholders. This represents the largest portion of our compensation structure in terms of target value.

•	Linking rewards to performance

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We maintain a pay-for-performance philosophy based on actual performance as against clear, measurable company performance targets, particularly those metrics that support the creation of long-term shareholder value.

•	Delivering superior business and financial results

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Performance targets are set to reward executives for achieving short- and long-term results in line with our objective of enhancing long-term shareholder value. In setting short-term goals and in rewarding performance, we will take care to ensure that we do not create incentives to take inappropriate risks.

•	Offering a competitive compensation structure

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We have established and intend to maintain a competitive structure that supports the recruitment and retention of high-performance executives essential to driving the business results required to execute our strategy and create long-term value for shareholders. This structure is determined, in part, by evaluating peer group data which is provided and analyzed by the Compensation Committee’s independent consultant, Pay Governance LLC (“Pay Governance”).

•	Maintaining a transparent compensation structure

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The Compensation Committee strives to provide absolute transparency to executives, employees and shareholders of all aspects of BD’s compensation and benefits structure. This includes disclosure of performance targets, payout formulas, details of other earned benefits and the Compensation Committee’s use of discretion in determining award payouts.

•	Maintaining Compensation Committee independence

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The Compensation Committee is made up exclusively of independent directors and utilizes an independent compensation consultant, Pay Governance, which, by Compensation Committee policy, is prohibited from performing any services for BD or its management without the Compensation Committee’s prior approval.

•	Retaining prerogative to adjust programs

•	The Compensation Committee retains the prerogative to change or modify BD’s compensation and benefit programs to reflect prevailing economic, market or company financial conditions.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in BD’s Annual Report on Form 10-K for the year ended September 30, 2014 and in this proxy statement.

COMPENSATION AND BENEFITS COMMITTEE

Edward F. DeGraan—Chair

Basil L. Anderson

Marshall O. Larsen

Gary A. Mecklenburg

James F. Orr

Bertram L. Scott

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation program and the compensation actions taken with respect to the persons named in the Summary Compensation Table (who we refer to as the “named executive officers”) on page 40. All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted.

In this section, in discussing Performance Unit payouts and awards under our Performance Incentive Plan (the “PIP”), we refer to certain non-GAAP financial measures. Appendix A to this proxy statement contains reconciliations of these measures to the comparable GAAP financial measures.

This section includes a discussion of performance targets in the limited context of our executive compensation program. These targets are not statements of management’s expectations of our future results or other guidance. Investors should not use or evaluate these targets in any other context or for any other purpose.

Executive Summary

Overview of our compensation program

Our goal is to provide an executive compensation program that best serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent is a key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of BD’s shareholders.

The following is a summary of important aspects of our executive compensation program discussed later in this section.

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Balanced mix of pay components and incentives. Our compensation program targets a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the PIP and long-term equity compensation consisting of stock-settled Performance Units, SARs and TVUs.

•	Significant performance-based compensation. We emphasize pay-for-performance to align executive compensation with our business strategy and the creation of long-term shareholder value.

•	Approximately 75% of the total target compensation of our CEO in 2014 was performance-based.

•	While we emphasize “at risk” pay tied to performance, we believe that our program does not encourage excessive risk taking by management.

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Share retention and pledging/hedging policies. Our executives are subject to robust share retention guidelines and are prohibited from pledging BD shares or hedging against the economic risk of such ownership.

•	Limited perquisites. We offer our named executive officers very limited perquisites, and none of them have employment agreements.

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Compensation recovery policy. We have a compensation recovery policy that gives the Board discretion to recover incentive compensation paid to senior management in the event of a restatement of our financial statements due to misconduct.

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Change in control agreements. We have “double-trigger” change in control agreements with our executives to provide continuity of management in the event of an actual or potential change in control of BD. We have adopted a policy of eliminating excise tax gross-ups from future change in control agreements.

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Use of independent consultant. The Compensation Committee has engaged an independent, third-party consultant to assist it in designing our compensation program and making compensation decisions. The independent consultant did not provide any services to BD or BD management in 2014.

Overview of 2014 operating performance and executive compensation

Operating Performance. BD posted another year of strong financial performance in 2014, as we continued to deliver on our long-term strategy. Revenue growth continued to accelerate and BD delivered a higher quality of earnings while maintaining ongoing investments to support innovation and the long-term health of the company. Highlights of our performance for the year include:

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Reported revenues grew 4.9% and our currency-neutral revenue growth for the year was 5.2%, which exceeded our expectations for the year. Our results reflected strong performance in our core businesses, as each of our segments contributed to our revenue growth.

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Reported diluted earnings per share from continuing operations (“EPS”) were $5.99, or $6.25 after adjusting for certain items, which represents 7.6% growth over our 2013 adjusted EPS, or 11.4% when adjusted to eliminate the negative impact of foreign currency translation. Our EPS results also exceeded our expectations for the year.

•	Our strategy to invest in high-growth areas in emerging markets continued to show results. Revenues from emerging markets grew over 12% and now represent approximately 25% of our total revenue.

•	We also saw the continued benefits from our innovation initiatives, as sales from new products increased to approximately 15% of total sales for the year.

•	Management made substantial progress towards the completion of our agreement to acquire CareFusion Corporation, which we publicly announced shortly after the end of the fiscal year.

•	As part of our strategy of supplementing internal growth with strategic acquisitions, we acquired Alverix, Inc., a privately-held diagnostic instrument company.

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Our operating effectiveness and efficiency initiatives resulted in improved underlying margin expansion for the year. Of note, our Reliable Low Cost (ReLoCo) program provided more than $30 million dollars of incremental savings during the year.

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Cash flows from operations were $1.75 billion, and we returned $821 million to shareholders through dividends and share repurchases, which highlights our effective deployment of capital. BD increased its dividend for the 42nd consecutive year.

Salary. Mr. Forlenza, our CEO, received a salary increase during the year from $940,000 to $1,000,000 to recognize his performance and to move his base salary closer to the median of select peer companies. The other named executive officers received salary increases that were in line with increases at BD generally.

PIP awards. For 2014, our revenues, EPS and free cash flow as a percentage of sales all met or exceeded the performance targets set under the PIP. This resulted in available funding for PIP awards at 107% of target awards. The PIP award made to Mr. Forlenza was 108% of his target award opportunity, and awards ranged from 107 to 112% of target opportunity for our other named executive officers. We believe that the 2014 PIP compensation appropriately reflected our strong financial performance during the year and the individual contributions of our executive officers to that performance.

Equity compensation. Consistent with our past practice, equity compensation represented a significant component of compensation in 2014. Among the changes in equity compensation awards in 2014 was an increase in Mr. Forlenza’s award value in order to move his target equity compensation closer to the median of select peer companies.

Change to our compensation program

In November 2014, our equity compensation plan was amended to move from “single-trigger” to “double-trigger” vesting in the event of a change in control. As a result, equity compensation awards made after January 1, 2015 that either continue or are replaced by similar awards following a change in control will not automatically vest unless the associate is subsequently terminated within two years of the change in control. This change aligns BD’s plan with what the Compensation Committee believes are best practices in this area.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program include:

Aligning executives with our shareholders. We seek to align the interests of our executives with those of our shareholders through equity compensation and share retention guidelines.

Linking compensation to performance. We seek to implement a pay-for-performance philosophy by tying a significant portion of pay to financial and other goals that support the creation of long-term shareholder value.

Offering competitive compensation. We seek to offer a competitive compensation package that helps us attract and retain our executives.

The Process for Setting Executive Compensation

The role of the Compensation Committee, its consultant and management

The Compensation Committee oversees the compensation program for the named executive officers and our other executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance, and BD’s senior management. Additional information about our process for setting executive compensation, including the roles of Pay Governance and management, may be found on pages 12-13. In order to maintain the independence of its outside consultant, the Compensation Committee has established a policy that prohibits its consultant from performing any services for BD or BD’s management without the Compensation Committee’s prior approval. In accordance with this policy, Pay Governance did not perform services for BD or BD management in 2014.

Approximately 98% of the shares voted at last year’s annual meeting were cast in support of BD’s advisory vote on named executive officer compensation. The Compensation Committee viewed the results of this vote as broad general shareholder support for our executive compensation program. Based on this result and its regular, ongoing review of our compensation policies and decisions, the Compensation Committee believes that our compensation program effectively aligns the interests of our named executive officers with the long-term goals of BD.

The use of market comparison data

The Compensation Committee considers a number of factors in determining pay components, structuring our program and making compensation decisions. This includes the compensation practices of select peer companies in the healthcare industry, which we refer to as the “Comparison Group.” These companies were chosen by the Compensation Committee after considering the recommendations of Pay Governance and management, and were selected because they have significant lines of business that are similar to BD’s. The Compensation Committee believes that reference to the Comparison Group is appropriate when reviewing BD’s compensation program because it believes that we compete with these companies for executive talent. The Compensation Committee reviews the composition of the Comparison Group at least annually. The companies in the Comparison Group for 2014 were:

Agilent Technologies, Inc. Allergan, Inc. C.R. Bard, Inc. Baxter International Inc. Boston Scientific Corporation Covidien plc Hospira, Inc.	Medtronic, Inc. PerkinElmer, Inc. St. Jude Medical, Inc. Stryker Corporation Thermo Fisher Scientific Inc. Zimmer Holdings, Inc.

In addition to the Comparison Group, compensation data regarding certain positions at Abbott Laboratories, Johnson & Johnson and Roche Diagnostics is considered by the Compensation Committee when reviewing the compensation of Mr. Kozy in order to increase the number of comparable positions for which compensation data is available.

The table below sets forth revenue and market capitalization information regarding the Comparison Group:

	Revenue for the twelve months ended September 30, 2014 (in millions)	Market capitalization on September 30, 2014 (in millions)
25th Percentile	$4,659	$15,657
Median	$6,894	$19,004
75th Percentile	$10,422	$39,081
BD	$8,291	$21,833
BD Percentile Rank	63%	52%

The Compensation Committee attempts to set the compensation of our executive officers at levels that are competitive with the companies listed above, and uses market comparison data regarding these companies as a guide. The Compensation Committee estimates the median salary, annual cash incentive and long-term equity compensation (and the combined total of these elements) of persons holding the same or similar positions at the companies listed above, based on the most recent market data available. The Compensation Committee then generally seeks to set the compensation of our executive officers for each of these elements within a competitive range of the median, assuming payout of performance-based compensation at target. An executive’s actual compensation may vary from the target amount set by the Compensation Committee based on the individual’s and BD’s performance and changes in our stock price. The use of market comparison data, however, is just one of the tools the Compensation Committee uses to determine executive compensation, and the Compensation Committee retains the flexibility to set target compensation at levels it deems appropriate for an individual or for a specific element of compensation. Based on the market data provided by Pay Governance, the Compensation Committee believes that the total target compensation set for the named executive officers in 2014 was competitive with median levels.

Because the Compensation Committee reviews each compensation element individually, compensation decisions made with respect to one element of compensation generally do not affect decisions made with respect to other elements. It is also for this reason that no specific formula is used to determine the allocation between cash and equity compensation, although it is the Compensation Committee’s intent that equity compensation represent the largest portion of total target compensation. In addition, because an executive’s compensation target is set by reference to persons with similar duties at the Comparison Group companies, the Compensation Committee does not establish any fixed relationship between the amount of compensation paid to our CEO and that paid to the other named executive officers.

The use of tally sheets

The Compensation Committee is from time-to-time provided a “tally sheet” report prepared by management for each named executive officer. The tally sheet includes, among other things, total annual compensation, the value of unexercised or unvested equity compensation awards, and amounts payable upon termination of employment under various circumstances, including retirement or following a change in control. The Compensation Committee uses tally sheets to provide additional perspective on the value the executives have accumulated from prior equity awards and plan accruals and the retentive value of such awards.

Our emphasis on pay-for-performance

Performance-based compensation

We do not use a specific formula to determine the mix of performance-based and fixed compensation. However, performance-based compensation represents a significant portion of the compensation paid to our named executive officers. The charts below show the performance-based portion of 2014 target compensation for Mr. Forlenza and the other named executive officers.

2014 Total Target Compensation

The above charts are based on the target values of performance-based compensation. For purposes of these charts, we consider PIP awards, Performance Units and SARs as performance-based compensation. Actual amounts received (and the percentage of total compensation coming from performance-based compensation) may differ based on actual performance and BD’s stock price.

How we measure performance

Over the past few years, increased competition, changes in government healthcare and research funding, pricing pressures and other factors have affected overall healthcare utilization and, in turn, industry revenue growth rates. As a result, the strategic objectives for BD focus not only on financial indicators, such as revenues, EPS and return on invested capital (“ROIC”), but also on operational efficiency, which allows BD to free up funds that can be used to invest in product development and innovation, as well as geographic expansion. The Compensation Committee believes it is important that our compensation program reinforce and reward behaviors that support a balance of growth, profitability and operating efficiency. In addition, the Compensation Committee believes that our program should incorporate a measure that compares BD’s performance to peer companies facing these same market conditions. These considerations inform the Compensation Committee’s selection of the performance measures for BD’s performance-based compensation.

PIP. As stated earlier, our compensation program is structured to provide incentives for both near-term and long-term performance. The vehicle for rewarding near-term performance is the PIP. We use revenues, EPS and free cash flow as a percentage of sales as the performance measures under this plan. The Compensation Committee uses EPS as a performance measure because it is the primary basis on which BD sets performance expectations for the year and it is a widely used measure of overall company performance. Revenue is used because it focuses management on achieving strong “top-line” growth, consistent with our business strategy. Free cash flow as a percentage of sales is used to recognize the importance of the efficient use of cash to our ability to fund ongoing investments in our business and the increased focus on this metric by the investor community. “Free cash flow” means cash flow from our operating activities, less capital expenditures and capitalized software. These three measures combined provide a balanced set of performance targets that focus on growth, profitability and operating efficiency. The Compensation Committee believes that consistent performance in these areas will result in the creation of long-term shareholder value.

Equity compensation. The vehicle we use for rewarding long-term performance is equity compensation, including Performance Units. For the Performance Units granted in 2014, the two metrics used to measure performance are ROIC and relative total shareholder return (“TSR”). ROIC measures profitability and how effectively company assets are being used. This metric requires management to effectively manage a number of different aspects of the business, including new product introductions, productivity improvements and geographic expansion. Relative TSR measures BD’s stock performance (assuming reinvestment of dividends) during the performance period against that of a group of 17 companies in the healthcare industry (the “TSR Group”). As such, this measure compares BD’s performance, as reflected in our stock price over time, to peer companies facing similar business conditions and is directly tied to shareholder returns. The group of companies used to measure relative TSR is broader than the Comparison Group used for market comparison data in order to ensure that BD’s stock performance is measured against a robust comparator group and reduce the volatility in relative performance that can come from the use of a relatively small comparator group.

Equity compensation is also tied to our long-term performance by its linkage to the BD stock price. We believe that sustained performance should, over time, result in the creation of long-term shareholder value and be reflected in our stock price.

How performance goals are set

When setting performance targets for the PIP and Performance Units, the Compensation Committee considers the environment in which BD is operating. As stated above, the healthcare industry has been facing challenging conditions. The Compensation Committee seeks to reward what it deems to be superior performance by management in light of current economic conditions and the growth trends in the markets that BD serves, and sets what it believes are reasonably achievable performance targets for BD at the time. The Compensation Committee also structures these plans so that payouts are aligned with BD’s performance against these targets.

Our risk analysis of performance-based compensation

While a significant portion of executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. While risk-taking is a necessary part of operating and growing a business, the Compensation Committee focuses on aligning BD’s compensation practices with BD’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to BD. This includes:

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Limits on PIP awards. We do not overweight short-term incentives as a proportion of total pay. PIP awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to set PIP awards based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

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Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of BD.

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Use of long-term equity compensation. The largest portion of the compensation paid to our named executive officers is long-term equity compensation that vests over a period of years, which encourages our executives to focus on sustaining BD’s long-term performance.

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Use of Performance Units. A significant portion of each executive’s equity compensation consists of Performance Units that have a three-year performance cycle, which focuses management on sustaining BD’s long-term performance. We also cap the payout of these awards at 200% of target.

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Use of multiple performance metrics. We include a number of different performance metrics in our performance-based compensation. We believe that sustained performance in these metrics correlates to long-term shareholder value.

The Key Elements of Our Compensation Program

The key elements of our executive compensation program are summarized in the table below.

Component	Description		Purpose

Base salary	Fixed cash compensation that is based on performance, scope of responsibilities, experience and competitive pay practices.		Provide a fixed, baseline level of compensation.

Performance Incentive Plan	Annual cash payment tied to performance during the fiscal year.		Reward executives for BD’s performance based on annual performance objectives and individual contributions to such performance.
Long-term equity compensation:

• Stock appreciation rights	Right to receive shares equal in value to the difference between exercise price and current BD stock price.	) ) ) ) ) ) ) ) ) ) ) )	Increase executive ownership, promote executive retention, align compensation with the achievement of long-term performance objectives and reward the creation of shareholder value.
• Performance Units	Performance-based restricted stock units tied to BD’s performance over three-year performance period.
• Time-Vested Units	Restricted stock units that vest three years after grant.

How PIP Payments and Equity Compensation Are Awarded

PIP

The PIP provides our executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy.

Target awards. Target PIP awards for the named executive officers are expressed as a percentage of base salary earned during the year. The “Grants of Plan-Based Awards in Fiscal Year 2014” table on page 42 shows the range of possible awards under the PIP for 2014, based on certain assumptions.

The factors that the Compensation Committee and the Board consider when setting PIP awards include BD’s overall performance for the year compared to the pre-set performance targets and the level of available funding (discussed below), as well as the executive’s target award and individual performance. Our CEO’s performance is measured against the individual goals for the year established by the Board. For the other named executive officers, the CEO provides an assessment to the Compensation Committee of how those executive officers performed against the performance objectives set for the businesses, regions or functions they oversee. In each case, the performance objectives for a named executive officer involve a combination of quantitative and qualitative goals. However, no specific formula or weighting of individual performance objectives is used to determine a named executive officer’s PIP award, nor is the achievement of any particular individual performance objective a condition to receiving an award. Instead, the Compensation Committee and the Board use their business judgment to determine the appropriate PIP award to recognize BD’s performance and the executive’s contribution to that performance.

Performance targets. As discussed earlier, the performance measures under the PIP include EPS, revenue and free cash flow as a percentage of sales. EPS performance is weighted 50% and the other two metrics are each weighted 25%. Because EPS is the primary basis on which we set our performance expectations for the year, it is more heavily weighted than the other measures. The performance targets were based on BD’s business plan for the fiscal year. Revenues and EPS for the year are measured after eliminating the estimated impact of foreign currency translation so that only BD’s underlying performance is considered in determining available funding.

Funding for Awards. Available funding for PIP awards is determined by a formula. For each measure, the Compensation Committee reviews how BD performed against the target goal set by the Compensation Committee in order to arrive at a performance factor for that measure. For every 1% of performance above target, funding with respect to that measure is increased 5% (up to a maximum of 150%), and for every 1% below target, funding decreases 2.5%. Performance below 90% of target for revenues and EPS results in no funding for that particular measure, while performance below 80% of the free cash flow target will result in no funding for that measure. The performance factors for the three measures are then weighted to arrive at a final funding amount. Actual awards, as a percentage of a named executive officer’s target, may be more or less than the overall funding factor.

When comparing BD’s operating results against the performance targets, the Compensation Committee has the discretion to adjust BD’s results to account for unbudgeted acquisitions and divestitures during the year, and for items that are not considered part of our ordinary operations. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. This discretion is also used to make sure our executives are not unfairly penalized or rewarded by these types of events.

Long-term equity compensation

The equity compensation awards made to the named executive officers in 2014 consisted of SARs, Performance Units and TVUs. A description of each type of award is on page 43. The Compensation Committee uses this mix of equity vehicles to promote the objectives of our program. SARs are intended to reward the executives for the creation of shareholder value over the term of the award. Performance Units are intended to reward sustained long-term financial performance. TVUs, which represent the smallest portion of equity compensation, are used to reduce the volatility in amounts realized from equity compensation that can arise when purely performance-based equity compensation is used. All of these equity awards also serve to align the interests of our executives with those of our shareholders and help promote executive retention.

How equity awards are determined. The Compensation Committee determines the grant date dollar value of the award to be made to each named executive officer based on market comparison data and individual performance. SARs, Performance Unit and TVU awards are then made based on their estimated grant date values, with SARs and Performance Units each making up approximately 40% of the total award value, and TVUs the remaining 20%. The estimated value given to Performance Units and TVUs is based on a 30-day average stock price, while the estimated value of the SARs is calculated using an option valuation model that uses certain assumptions, such as stock volatility, dividend yield and the expected life of the SARs. The values given to equity compensation awards by the Compensation Committee are only estimates and actual amounts realized from these awards may differ from these estimated values.

Performance Unit targets. The performance measures used for the Performance Units granted in 2014 were average annual ROIC and relative TSR, each weighted 50%. To determine the number of shares issued under an award, a payout factor for each performance measure is calculated to determine a final payout factor, which can range anywhere from zero (if BD fails to meet the minimum performance threshold for both measures) to 200% of the share target (if BD meets or exceeds the maximum performance threshold for each).

The payout factor for ROIC performance is determined by a scale based on how far above or below ROIC performance is from target performance. Threshold performance is set at 5% below the ROIC target, and maximum performance is 5% above target.

The payout factor for relative TSR performance is determined by the following table:

BD’s Percentile Rank	TSR Factor
≥85th	200%
75th	165%
50th	100%
25th	35%
Less than 25th	0

In the event BD has a negative absolute TSR for the Performance Period, the factor assigned to relative TSR may not be more than at 100%, regardless of BD’s TSR relative to the TSR Group. The Compensation Committee believes that in instances where BD has a negative absolute TSR, BD’s executives should still be rewarded for superior TSR performance relative to the TSR Group, but that it is appropriate that the payout be limited. In determining payouts, the Compensation Committee has the discretion to adjust BD’s average ROIC to account for acquisitions and divestitures, and for items that are not considered part of our ordinary operations, and to remove companies from the TSR Group, or adjust the TSR of companies within the TSR Group or BD, to account for acquisitions or mergers or other significant events, such as a changes in capital structure.

Compensation Actions

Below is a discussion of compensation actions taken with respect to the named executive officers. The currency-neutral EPS and currency-neutral revenue performance targets discussed below in regards to BD’s performance-based compensation are non-GAAP financial measures. Currency-neutral EPS and currency-neutral revenues are calculated by taking EPS and revenues as calculated under GAAP and adjusting each for the impact of currency fluctuations during the year. Appendix A to this proxy statement contains reconciliations of our adjusted currency-neutral EPS and revenue results, and of other non-GAAP financial measures, to the comparable GAAP financial measures.

Salary adjustments

The base salaries of the named executive officers are reviewed each November, and any adjustments go into effect on January 1 of the following calendar year. Effective January 1, 2014, Mr. Forlenza’s salary was increased from $940,000 to $1,000,000. The adjustment was made to recognize Mr. Forlenza’s performance and to move his base salary closer to the median of the Comparison Group. The other named executive officers received salary increases that were in line with increases at BD generally.

PIP awards

The threshold performance, target performance and maximum performance under the PIP for 2014, along with BD’s adjusted performance during the year, are set forth below.

	Range of Performance			Adjusted Performance	Percentage of Target Achieved	Weighted Performance Factor
	Minimum	Target	Maximum
Currency-neutral EPS (50%)	$ 5.54	$ 6.16	$ 6.78	$ 6.30	102.3%	56%
Currency-neutral revenues (25%)*	$7,578	$8,422	$9,264	$8,492	100.8%	26%
Free cash flow as % of sales (25%)	10.5%	13.1%	14.4%	13.1%	100.0%	25%

Total						107%

*	Amounts in millions.

The EPS target of $6.16 represents approximately 8.6% growth over 2013 adjusted EPS on a currency-neutral basis. However, the 2014 EPS target also reflects the incremental impact over 2013 of the medical device excise tax that went into effect in January 2013 under the U.S. healthcare reform. Without the impact of this tax, our EPS target would represent 9.3% growth. The revenue target represents a 4.3% increase over 2013 revenues on a currency-neutral basis, while the free cash flow as a percentage of sales target is consistent with BD’s historical performance.

In reviewing BD’s 2014 performance, the Compensation Committee made adjustments for the following items:

•	The impact of our Alverix acquisition;

•

The impact of charges BD took during the year relating to the termination of a distributor arrangement in Europe, the discontinuance of an instrument product development program in BD Biosciences, a U.S. pension settlement, a workforce reduction, and acquisition related expenses (including costs related to our announced agreement to acquire CareFusion Corporation).

•	The impact of a gain from the sale of a company in which BD had an equity ownership.

These adjustments increased our currency-neutral EPS results for the year for purposes of the PIP by $0.26 to $6.30. They had no impact on our revenue or free cash flow as a percentage of sales performance.

The Committee makes adjustments when determining the PIP funding factor so that funding for awards appropriately reflects the Company’s underlying operating results and executives do not benefit from, and are not penalized by, events that occurred during the course of the year that were unbudgeted or are not part of BD’s ordinary operations. To that end, the adjustments for the Alverix acquisition, the equity investment gain and the acquisition-related expenses were made because these items were not budgeted at the beginning of the year when the PIP performance targets were set and they do not reflect on BD’s underlying performance. The other charges were likewise eliminated because they do not relate to BD’s underlying operating performance. The adjustments made by the Compensation Committee are consistent with the way in which management communicated BD’s financial performance to the financial community.

The following table shows the PIP awards granted for 2014. These awards are also set forth in the Summary Compensation Table on page 40 under the heading “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award	Actual Incentive Award
Vincent A. Forlenza	$1,300,000	$1,400,000
Christopher R. Reidy	590,963	663,946
William A. Kozy	655,200	736,117
Jeffrey S. Sherman	382,200	408,954
Ellen R. Strahlman, M.D.	496,800	531,576

The PIP awards made to the named executive officers were generally in-line with our financial performance for the year, as reflected in the PIP performance factor. No individual’s actual award, as a percentage of the executive’s award target, exceeded the performance factor by more than 5%. In making these awards, the Compensation Committee considered BD’s performance during the year and individual contributions to BD’s performance. In particular, with respect to BD’s performance, the Compensation Committee considered BD’s strong financial performance for the year, including revenue and EPS growth that exceeded our business plan, the successful execution of our growth and innovation strategy as evidenced by continued strong growth in emerging markets and the increase in sales from new products, the significant contributions to overall performance from management’s operating efficiency programs, and management’s efforts with respect to strategic acquisitions, including the pending CareFusion acquisition. The Compensation Committee believes these PIP awards are consistent with our pay-for-performance philosophy.

Equity compensation awards

The Compensation Committee made the equity compensation awards to the named executive officers shown on page 42 in 2014. The increase in Mr. Forlenza’s target award value compared to 2013 was made to reflect Mr. Forlenza’s performance during the year and to move his target award value closer to the median of the Comparison Group. The Performance Units included in these awards cover the 2014-2016 performance period, and have a target ROIC of 22% (with threshold performance at 17% and maximum performance of 27%).

Payout of prior Performance Unit awards

2011-2013 performance period

In November 2013, Performance Units covering the 2011-2013 performance period vested. These awards had performance targets of 6% average annual revenue growth (currency-neutral) and 30% average ROIC. Our average revenue growth and average ROIC over the performance period were 4.2% and 23.3%, respectively. Revenue growth for this period, adjusted for acquisitions and divestitures, was 3.7%. This adjusted performance reduced the payout of the awards to 32% of the share target. The Compensation Committee made adjustments for acquisitions and divestitures because these events were not contemplated at the beginning of the performance period. The payout of these awards is reflected in the “Option Exercises and Stock Vested in Fiscal Year 2014” table on page 46. As we previously disclosed, we replaced revenue growth with relative TSR as a performance metric for the Performance Units, beginning with grants made in 2013.

2012-2014 performance period

In November 2014 (our 2015 fiscal year), Performance Units covering the 2012-2014 performance period vested. These awards had performance targets of 4.3% average annual revenue growth (currency-neutral) and 24% average ROIC. Our average annual revenue growth and average ROIC over the performance period were 5% and 21.6%, respectively. To account for acquisitions during the period, average annual revenue growth was adjusted down to 4.8%. Consistent with the Compensation Committee’s past practices, ROIC for the performance period was adjusted for a number of items, including acquisitions and divestitures (and related costs), pension settlements, litigation matters, the medical device tax, a workforce reduction, asset write-offs, investment gains and other items that are not considered part of our ordinary operations and were excluded from our adjusted results. These items are identified on Appendix A. These adjustments increased average ROIC for the period to 23.8%. These adjustments to revenue growth and ROIC resulted in a modified payout of the awards of 104% of the share target.

Other Benefits Under Our Executive Compensation Program

Company transportation

Mr. Forlenza is encouraged to use BD aircraft for both personal and business travel in order to make more efficient use of his travel time, for personal security and to reduce business continuity risk. Mr. Forlenza has entered into a time-sharing arrangement with BD under which he makes payments to BD for his personal use of BD aircraft. For 2014, Mr. Forlenza’s time-share payments exceeded BD’s incremental costs relating to his personal flights. Additional information on the time-sharing arrangement is set forth in the notes to the Summary Compensation Table on page 41.

Deferred compensation

The Restoration Plan is an unfunded, nonqualified plan that, among other things, allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards. The plan gives eligible associates the opportunity to defer compensation on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) plan. The plan is offered to our eligible associates as part of a competitive compensation program. We do not provide any guaranteed earnings on amounts deferred by the named executive officers, and earnings on these accounts are based on their individual investment elections. BD provides matching contributions on cash amounts deferred under the plan, subject to certain limits. A more complete description of the deferred compensation provisions of the plan begins on page 48.

Pension benefits

We offer retirement benefits for all of our U.S. associates. Because the Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the BD Retirement Plan, our qualified defined benefit retirement plan, we provide additional retirement benefits through our nonqualified Restoration Plan.

Together, the Retirement Plan and Restoration Plan are designed to provide a market-competitive level of income replacement for our retirement-eligible associates and reduce associate turnover. The named executive officers participate in these plans on the same basis as all eligible associates. We do not include the value of equity compensation in calculating pension benefits. A more complete description of our pension benefits begins on page 46.

Change in control agreements

We have entered into agreements with the named executive officers relating to their employment following a change in control. These agreements provide the executives with continued employment for a period of two years following a change in control of BD, and provide certain benefits to the executives in the event their employment is terminated without cause or they leave their employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of the executive’s salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts of our change in control agreements begins on page 51.

General purpose. Our change in control agreements are intended to retain the executives and provide continuity of management in the event of an actual or potential change in control of BD. These change in control benefits are reviewed from time-to-time by the Compensation Committee to ensure that they are consistent with our compensation objectives and market practices. Based on information provided by Pay Governance, change in control arrangements are used by a substantial majority of the companies in the Comparison Group, and the terms of our agreements, including the severance multiple, are consistent with the prevailing practices at those companies. The Compensation Committee believes the benefits provided under these agreements are appropriate and consistent with our objective of attracting and retaining highly qualified executives.

Triggering events. Our agreements contain a “double trigger”—that is, there must be a change in control of BD and a termination of the executive’s employment in order for any payments to be made. We opted for a double trigger, rather than a “single trigger” that provides for severance payments solely on the basis of a change in control, since a double trigger is consistent with the purpose of encouraging the continued employment of the executive following a change in control.

Tax reimbursement payments. In certain instances, payments made to an executive on account of his termination may be subject to a 20% excise tax. Under the agreements with Messrs. Forlenza, Kozy and Sherman, to offset the effect of this tax, we will reimburse the executive for any resulting excise tax. We provide for these payments because they allow the executive to recognize the full intended economic benefit of the agreement and eliminate unintended disparities between executives that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision. However, while we believe these tax reimbursement provisions serve a valid purpose, in light of trends in executive compensation practices, it has been our policy since 2011 that any new change in control agreements that we enter into with executive officers will not contain these provisions.

Other change in control provisions

Upon a change in control, all outstanding equity compensation awards granted to our associates, including the named executive officers, immediately vest. Unlike the “double trigger” discussed above, no termination of employment is required for the accelerated vesting of the awards. This “single-trigger” vesting provides our associates with the same opportunity as our shareholders to realize the value created by the transaction.

In November 2014, we amended our equity compensation plan to include a “double-trigger” vesting provision upon a change in control. Under this provision, future awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control. This change applies to equity compensation awards made on or after January 1, 2015. Awards made prior to such date, including awards held by the named executive officers, will continue to immediately vest upon a change in control.

Significant Policies and Additional Information Regarding Executive Compensation

Recovery of prior compensation

We have a policy that gives the Board the discretion to require a member of the BD Leadership Team (which includes 66 senior BD leaders, including the named executive officers) to reimburse BD for any PIP award or Performance Unit payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Board also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated.

The policy also gives the Board the authority to require members of the BD Leadership Team who were not involved in the misconduct to reimburse BD for the amount by which their PIP award or Performance Unit payouts exceeded the amount they would have received based on the restated results.

Share retention and ownership guidelines

To increase executive share ownership and promote a long-term perspective when managing our business, our executive officers and other members of the BD Leadership Team are required to retain, in shares of BD stock, 75% of the net after-tax proceeds from any equity compensation awards granted to them after they become members of the BD Leadership Team. They are subject to these requirements until they achieve the required ownership level. The required ownership levels are:

Chief Executive Officer	5 times salary
Other Executive Officers	3 times salary
Other BD Leadership Team Members	1 times salary

Shares held directly, shares held indirectly through our 401(k) plan and Restoration Plan, and TVUs are included in determining a person’s share ownership. Messrs. Forlenza, Kozy, and Sherman have holdings in excess of their ownership requirement. Dr. Strahlman and Mr. Reidy, each of whom has been with BD for less than two years, have not yet attained their required ownership level. We have a policy that prohibits our directors and associates from pledging BD shares, or engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning BD shares.

Timing of equity award grants

The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award in order to increase the value of the award. Under the policy, the exercise price of any stock option or SAR award will be the closing price of BD stock on the grant date.

Tax considerations

Section 162(m) of the Internal Revenue Code precludes BD from taking a federal income tax deduction for compensation paid in excess of $1 million to its CEO and its three other most highly-compensated executive officers other than the CFO. This limitation does not apply, however, to “performance-based” compensation. While the Compensation Committee generally attempts to maximize the tax deductibility of compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support BD’s business strategy and the long-term interests of our shareholders. Therefore, the Compensation Committee maintains the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table shows the compensation provided by BD to each of the named executive officers in fiscal year 2014.

FISCAL YEAR 2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Vincent A. Forlenza	2014	985,000	0		4,653,236	3,153,732	1,400,000	755,859	35,691	10,983,518
Chairman, Chief Executive	2013	930,000	0		3,758,005	2,449,317	1,225,000	784,753	35,958	9,183,033
Officer and President	2012	900,000	0		3,441,639	2,292,422	1,080,000	1,662,465	41,750	9,418,276
Christopher R. Reidy(5)	2014	690,188	0		1,240,875	840,994	663,946	42,116	21,500	3,499,619
Chief Financial Officer and Executive Vice President of Administration	2013	144,247	0		0	0	131,192	6,346	4,619	286,404
William A. Kozy	2014	721,000	0		1,861,313	1,261,501	736,117	450,118	40,412	5,070,461
Executive Vice President	2013	690,000	0		1,844,731	1,202,322	865,095	741,154	39,704	5,383,006
and Chief Operating Officer	2012	643,250	0		1,369,703	912,346	724,500	1,116,174	44,622	4,810,595
Jeffrey S. Sherman	2014	540,750	0		806,560	546,653	408,954	104,456	39,750	2,447,123
Senior Vice President and	2013	516,250	0		903,154	588,622	530,854	603,993	38,975	3,181,848
General Counsel	2012	486,250	0		839,910	559,430	444,300	116,370	34,300	2,480,560
Ellen R. Strahlman, M.D.(6)	2014	615,750	285,000	(7)	806,560	546,653	531,576	43,380	11,700	2,840,619
Senior Vice President, Research and Development and Chief Medical Officer

(1)	Stock Awards and Option Awards. The amounts shown in the “Stock Awards” column (which includes performance-based and time-vested restricted stock units) and “Option Awards” column (which includes stock-settled SARs) reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see note 7 to the consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended September 30, 2014, 2013 and 2012, respectively.

Amounts shown in the “Stock Awards” column for 2014 include, in part, awards of Performance Units, which are performance-based restricted stock units. The amounts included in this column are the grant date fair values of these awards at target payout, which we believe is the most probable outcome based on the applicable performance conditions. Below are the grant date fair values of these awards, assuming maximum payout (200% of target):

Name	Grant date fair value at target payout	Grant date fair value at maximum payout
Vincent A. Forlenza	$3,120,899	$6,241,798
William A. Kozy	1,248,338	2,496,676
Christopher R. Reidy	832,225	1.664,450
Jeffrey S. Sherman	540,957	1,081,914
Ellen R. Strahlman.	540,957	1,081,914

(2)	Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s Performance Incentive Plan. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the named executive officer.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.

Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plans (including the Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits at normal retirement age (or, in the case of Messrs. Forlenza, Kozy and Sherman, the earliest date they can retire without any reduction in benefits) at the beginning and end of the fiscal years shown. Information regarding our pension plans begins on page 46. BD’s pension plans allow for early retirement in certain cases without any reduction in benefits if a participant’s combined age and years of credited service reach a certain amount.

Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, since no named executive officer earned above-market or preferential earnings on nonqualified deferred compensation during the fiscal years shown. Information on the named executive officers’ nonqualified deferred compensation accounts is on page 49.

(4)	All Other Compensation. Amounts shown for fiscal year 2014 include the following:

	Vincent A. Forlenza	Christopher R. Reidy	William A. Kozy	Jeffrey S. Sherman	Ellen R. Strahlman
Matching contributions under plans	$34,650	$21,200	$34,650	$34,650	$11,700
Matching charitable gifts	—	300	5,000	5,100	—
Term life insurance	1,041	—	762	—	—

Total	35,691	21,500	40,412	39,750	11,700

The following is a description of these benefits:

•	Matching Contributions Under Plans—The amounts shown reflect matching contributions made by BD pursuant to SIP, our 401(k) plan, and the Restoration Plan.

•

Matching Charitable Gifts—The amounts shown are matching contributions under BD’s Matching Gift Program. BD matches up to $5,000 of contributions per calendar year made by an associate to qualifying non-profit organizations.

•

Term Life Insurance—BD provides incremental term life insurance benefits to certain named executive officers beyond those provided to BD associates generally. The amounts shown reflect the dollar value of the insurance premiums paid by BD for this incremental insurance.

Pursuant to a policy adopted by the Board of Directors, Mr. Forlenza is encouraged to use BD aircraft for personal and business travel. The value of his personal use of BD aircraft is measured by the incremental variable costs incurred by BD in connection with his personal flights that are not reimbursed by him. These variable costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, and landing and parking fees. If the aircraft flies empty before picking up or dropping off Mr. Forlenza at a destination, the cost of the empty flight are included in the incremental cost. Since BD aircraft are used predominantly for business purposes, we do not include fixed costs that do not change in amount based on usage, such as depreciation and pilot salaries.

Mr. Forlenza has entered into a time-sharing arrangement with BD under which he makes time-share payments to BD for the personal use of BD aircraft. The payments are for the maximum amount permitted by Federal Aviation Administration regulations without subjecting BD to regulation as a charter carrier. Mr. Forlenza’s payments under this arrangement for personal flights taken in fiscal year 2014 exceeded the variable costs incurred by BD in connection with these flights. Accordingly, no value has been attributed to his use of corporate aircraft in the Summary Compensation Table. Mr. Forlenza is responsible for the payment of any tax on any income imputed to him as a result of his personal use of corporate aircraft.

(5)	Mr. Reidy’s employment at BD commenced July 15, 2013.

(6)	Dr. Strahlman’s employment at BD commenced April 22, 2013.

(7)	Represents amount paid in cash pursuant to Dr. Strahlman’s sign-on agreement to compensate her for the forfeiture of equity awards she had received from her former employer.

INFORMATION REGARDING PLAN AWARDS IN FISCAL YEAR 2014

Set forth below is information regarding awards granted to the named executive officers in fiscal year 2014. The non-equity incentive awards were made under the PIP. The equity compensation awards were made under BD’s 2004 Employee and Director Equity-Based Compensation Plan.

Grants of Plan-Based Awards in Fiscal Year 2014

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards($)(5)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent A. Forlenza	PIP	N/A	897,000	1,300,000	2,600,000
	TVU	11/26/13							14,954			1,532,336
	PU	11/26/13				4,939	28,223	56,446				3,120,899
	SAR	11/26/13								158,479	108.89	3,153,732
Christopher R. Reidy	PIP	N/A	407,765	590,963	1,181,926
	TVU	11/26/13							3,988			408,650
	PU	11/26/13				1,317	7,526	15,052				832,225
	SAR	11/26/13								42,261	108.89	840,994
William A. Kozy	PIP	N/A	452,088	655,200	1,310,400
	TVU	11/26/13							5,982			612,976
	PU	11/26/13				1,976	11,289	22,578				1,248,338
	SAR	11/26/13								63,392	108.89	1,261,501
Jeffrey S. Sherman	PIP	N/A	263,718	382,200	764,400
	TVU	11/26/13							2,592			265,602
	PU	11/26/13				856	4,892	9,784				540,957
	SAR	11/26/13								27,470	108.89	546,653
Ellen R. Strahlman	PIP	N/A	342,792	496,800	993,600
	TVU	11/26/13							2,592			265,602
	PU	11/26/13				856	4,892	9,784				540,957
	SAR	11/26/13								27,470	108.89	546,653

(1)	Award Type:

PIP = Performance Incentive Plan

TVU = Time-Vested Unit

PU = Performance Unit

SAR = Stock Appreciation Right

(2)	The amounts shown represent the range of possible dollar payouts that a named executive officer could earn under the PIP for fiscal year 2014, based on certain assumptions. Actual payments to the named executive officers under the PIP for fiscal year 2014 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40. The amount in the “Threshold” column assumes BD achieved the minimum performance levels for each performance measure, resulting in available funding for awards at 69% of target, and that the named executive officer received a payment equal to 69% of target. The “maximum” column reflects an award at 200% of target, the maximum award an individual may receive under the PIP.

(3)	The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out, assuming BD achieves the minimum performance levels required for the payment of shares. The “maximum” column reflects a payout at 200% of target.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.

(5)

The amounts shown in this column reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 7 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

Description of Awards

Performance Incentive Plan

The PIP provides an opportunity for annual cash incentive payments to eligible associates. A more detailed discussion of the PIP and the performance targets established under the PIP for fiscal year 2014 appears in the Compensation Discussion and Analysis section of this proxy statement. Total awards to BD’s executive officers may not, in the absence of special circumstances, exceed 3% of our reported after-tax net income for the fiscal year.

Equity Compensation Awards

Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets over the three-year performance period covering fiscal years 2014-2016. A more detailed discussion of the performance targets for these awards appears in the Compensation Discussion and Analysis section of this proxy statement. Performance Units are not transferable, and holders may not vote shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

Time-Vested Units. A TVU is a restricted stock unit that represents the right to receive one share of BD common stock upon vesting. TVUs vest three years after grant. TVUs are not transferable, and holders may not vote shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

Stock-Settled Stock Appreciation Rights. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the market price of BD common stock at the time of exercise and the exercise price. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year following the grant date.

Change in Control. Performance Units, TVUs and SARs listed in the above table fully vest upon a change in control (see “Accelerated Vesting of Equity Compensation Awards Upon a Change in Control” on page 52).

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Vincent A. Forlenza	11/21/2006	18,073	0	71.72	11/21/2016
	11/20/2007	18,157	0	84.33	11/20/2017
	11/25/2008	34,544	0	62.50	11/25/2018
	11/24/2009	54,742	0	75.63	11/24/2019
	11/23/2010	64,029	21,343	76.64	11/23/2020
	11/22/2011	90,896	90,898	72.12	11/22/2021
	11/20/2012	50,689	152,069	76.18	11/20/2022
	11/26/2013	0	158,479	108.89	11/26/2023
	Various					113,447	12,911,403	62,989	7,168,778
Christopher R. Reidy	11/26/2013	0	42,261	108.89	11/26/2023
	Various					3,988	453,874	7,526	856,534
William A. Kozy	11/20/2007	18,157	0	84.33	11/20/2017
	11/25/2008	23,922	0	62.50	11/25/2018
	11/24/2009	40,235	0	75.63	11/24/2019
	11/23/2010	38,874	12,959	76.64	11/23/2020
	11/22/2011	36,174	36,177	72.12	11/22/2021
	11/20/2012	24,882	74,648	76.18	11/20/2022
	11/26/2013	0	63,392	108.89	11/26/2023
	Various					68,453	7,790,636	28,355	3,227,083
Jeffrey S. Sherman	11/20/2007	12,380	0	84.33	11/20/2017
	11/24/2009	26,002	0	75.63	11/24/2019
	11/23/2010	27,897	9,301	76.64	11/23/2020
	11/22/2011	22,182	22,182	72.12	11/22/2021
	11/20/2012	12,181	36,546	76.18	11/20/2022
	11/26/2013	0	27,470	108.89	11/26/2023
	Various					36,584	4,163,625	13,247	1,507,641
Ellen R. Strahlman	11/26/2013	0	27,470	108.89	11/26/2023
	Various					7,965	906,497	4,892	556,759

(1)	SARs are included in these columns. SARs become exercisable in four equal annual installments, beginning one year following the date of grant.

Set forth below is the value of the exercisable SARs held by named executive officers at the end of fiscal year 2014. The value represents the difference between $113.81, the closing price of BD common stock on September 30, 2014, and the exercise price of each exercisable SAR held by the named executive officer on such date. These values may not reflect the value actually realized by the named executive officers upon exercise.

Name	Value of Vested SARs
Vincent A. Forlenza	$13,235,302
Christopher R. Reidy	—
William A. Kozy	7,188,229
Jeffrey S. Sherman	3,777,789
Ellen R. Strahlman	—

(2)	The amounts shown in this column include grants of restricted stock unit awards that are not performance-based. These include TVUs granted on November 20, 2012 and November 26, 2013, which vest three years after grant. The amounts shown for Messrs. Forlenza, Kozy and Sherman also include awards that vest at, or one year following, the retirement of the named executive officer. The amounts shown also include shares paid out under Performance Units granted on November 22, 2011, which covered the 2012-2014 fiscal year period and vested in November 2014.

(3)	Market value has been calculated by multiplying the number of unvested units by $113.81, the closing price of BD common stock on September 30, 2014. These values may not reflect the value actually realized by the named executive officers.

(4)	The amounts in this column represent the Performance Unit awards shown below. The actual number of shares issued under these awards will be based on BD’s performance over the applicable performance period.

For Mr. Forlenza:

Grant Date	Share Target	Performance Period	Vesting Date
11/20/2012	34,766	Fiscal years 2013-2015	11/20/2015
11/26/2013	28,223	Fiscal years 2014-2016	11/26/2016

For Mr. Reidy:

Grant Date	Share Target	Performance Period	Vesting Date
11/26/2013	7,526	Fiscal years 2014-2016	11/26/2016

For Mr. Kozy:

Grant Date	Share Target	Performance Period	Vesting Date
11/20/2012	17,066	Fiscal years 2013-2015	11/20/2015
11/26/2013	11,289	Fiscal years 2014-2016	11/26/2016

For Mr. Sherman:

Grant Date	Share Target	Performance Period	Vesting Date
11/20/2012	8,355	Fiscal years 2013-2015	11/20/2015
11/26/2013	4,892	Fiscal years 2014-2016	11/26/2016

For Dr. Strahlman:

Grant Date	Share Target	Performance Period	Vesting Date
11/26/2013	4,892	Fiscal years 2014-2016	11/26/2016

STOCK OPTION/SAR EXERCISES AND VESTING OF STOCK UNITS

The following table contains information relating to the exercise of stock options and SARs, and the vesting of Performance Units, during fiscal year 2014.

Option Exercises and Stock Vested in Fiscal Year 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Vincent A. Forlenza	44,041	2,233,762	6,211	677,682
Christopher R. Reidy	0	0	0	0
William A. Kozy	39,191	1,877,838	3,771	411,454
Jeffrey S. Sherman	29,177	1,407,330	2,707	295,361
Ellen R. Strahlman	0	0	0	0

(1)	Represents the difference between the exercise price and the fair market value of BD common stock at exercise. Mr. Forlenza’s exercise amounts include 21,118 stock-settled SARs resulting in the acquisition of 9,488 net shares. Mr. Kozy’s exercise of 39,191 stock-settled SARs resulting in the acquisition of 16,689 net shares. Mr. Sherman’s exercise of 29,177 stock-settled SARs resulted in the acquisition of 12,149 net shares.

(2)	Shows the shares, including dividend reinvestment shares, vesting in fiscal year 2014 under Performance Units that covered the fiscal year 2011-2013 performance period.

(3)	Based on the closing price of BD stock of $109.11 on the vesting date.

OTHER COMPENSATION

Retirement Plan

General. BD’s Retirement Plan is a non-contributory defined benefit plan that provides for normal retirement at age 65 and permits earlier retirement in certain cases. The Retirement Plan is generally available to all active full-time and part-time U.S. BD associates.

The Internal Revenue Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to the nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations. BD’s obligations to pay retirement benefits under the Restoration Plan are funded through a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of BD (as defined in the trust agreement).

The Retirement Plan and the Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on the rate prescribed by the plans.

Prior to January 1, 2013, retirement benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula with an opening cash balance equal to the actuarial present value of the final average pay benefit accrued, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.

Estimated Benefits. The following table shows the actuarial present value on September 30, 2014 of accumulated retirement benefits payable under our plans at the earliest date on which the named executive officer can retire without any reduction in retirement benefits, assuming benefits payable as a single life annuity (see discussion of early retirement benefits below). For a description of the other assumptions used in calculating the present value of these benefits, see note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2014.

PENSION BENEFITS AT 2014 FISCAL YEAR-END

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)
Vincent A. Forlenza	Retirement Plan	34	1,365,430
	Restoration Plan	34	8,694,488
Christopher R. Reidy	Retirement Plan	2	26,398
	Restoration Plan	2	22,064
William A. Kozy	Retirement Plan	40	1,920,624
	Restoration Plan	40	7,409,336
Jeffrey S. Sherman	Retirement Plan	11	345,226
	Restoration Plan	11	815,422
Ellen R. Strahlman	Retirement Plan	2	26,503
	Restoration Plan	2	29,656

Amounts shown are not subject to any further deduction for Social Security benefits or other offsets. Associates may elect to receive a lifetime pension or the actuarial value of their retirement benefits in a lump sum, as described below.

Calculation of Benefits

Final average pay provisions used to determine benefits accrued prior to January 1, 2013. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions of the Retirement Plan is calculated using the following formula:

(1% of average final covered compensation, plus 1.5% of average final excess compensation)

multiplied by years and months of credited service

For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax.

The final average pay formula does not apply to any service rendered or compensation earned after December 31, 2012.

Cash Balance Provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age plus years of credited service as of the upcoming December 31	Credit percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%

In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate of 3.79%.

Early Retirement. Early retirement is available for an associate who has reached age 55 and has at least 10 years of credited service. Messrs. Forlenza, Kozy and Sherman are currently eligible for early retirement under the plans.

For benefits earned prior to January 1, 2013 under the final average pay provisions, an associate’s pension benefit is reduced by 4/10 of 1% (0.004) for each month that the associate receives benefits before the earlier of (i) age 65 or (ii) the date the associate’s age plus years of credited service would have equaled 85 had his or her employment continued. For example, if an associate were to retire at age 63 with 22 years of service, the associate’s final average pay benefit would not be reduced, because the sum of the associate’s age and service equals 85.

Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date.

For those named executive officers who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion payable under the terms of the final average formula. The result that produces the higher benefit is payable.

Form of Benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.

Married participants may select a joint and survivor annuity option. Under this option, the associate receives a reduced benefit during his or her lifetime, and, upon death, the associate’s spouse will receive monthly payments for the remainder of the spouse’s lifetime. The associate can choose a continuation benefit of 50%, 75% or 100% of the amount that was paid to the associate. The degree to which the pension benefit is reduced depends upon the age difference of the associate and the spouse, and on the percentage of the continuation benefit that is selected.

Associates may also select a guaranteed payment option. The associate chooses a designated number of guaranteed monthly payments (either a 60-month minimum guarantee or a 120-month minimum guarantee). If the associate dies before receiving all of the minimum payments, the associate’s beneficiary will receive the balance of the payments. If this option is selected, the single life annuity otherwise payable is reduced to cover the cost of the guarantee. The amount of the reduction is 3% if the 60-month option is chosen, and 7% if the 120-month option is chosen.

Deferred Compensation

Cash Deferrals. The Restoration Plan also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The plan does not offer any above-market or preferential rates of return to the named executive officers. The investment options available to participants may be changed by BD at any time.

Deferral of Equity Awards. The plan also allows associates to defer receipt of up to 100% of the shares issuable under their Performance Units and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.

Withdrawals and Distributions. Participants may elect to receive deferred amounts either while they are still employed at BD or following termination of employment. Participants may elect to receive distributions in installments or in a lump sum. Except in an unforeseen emergency, participants may not withdraw deferred funds prior to their scheduled distribution date.

Matching Contributions. BD provides matching contributions on cash amounts deferred under the plan. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the plan to the extent the total cash compensation from which a participant makes contributions to the plan does not exceed two times the limit for qualified plans.

Unfunded Liability. BD is not required to make any contributions to the plan with respect to its obligations to pay deferred compensation. BD has unrestricted use of any amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay the amounts due under the plan. When such payments are due, the cash and/or stock will be distributed from BD’s general assets. BD has purchased corporate-owned life insurance that mirrors the returns on cash amounts deferred under the plan to substantially offset this liability.

Account Information. The following table sets forth information regarding activity during fiscal year 2014 in the plan accounts maintained by the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2014

Name	Executive contributions in last fiscal year ($)(1)	Registrant contributions in last fiscal year ($)(2)	Aggregate earnings in last fiscal year ($)	Aggregate balance at last fiscal year-end ($)(3)
Vincent A. Forlenza	171,885	22,950	119,031	1,706,602
Christopher R. Reidy	62,801	3,713	1,293	67,537
William A. Kozy	123,952	22,950	96,654	1,636,422
Jeffrey S. Sherman	64,272	22,950	303,989	3,021,179
Ellen R. Strahlman	0	0	0	0

(1)	Of the amounts shown in this column, the following amounts are reported as compensation in the fiscal year 2014 “Salary” column of the Summary Compensation Table appearing on page 40: Mr. Forlenza—$98,385; Mr. Reidy—$62,801; Mr. Kozy—$72,046; and Mr. Sherman—$32,421. The remaining executive contributions relate to the deferral of fiscal year 2013 PIP awards that were payable in fiscal year 2014.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits that were credited to participant accounts in 2014.

(3)	Reflects amounts in which the named executive officer is vested. BD matching contributions fully vest after a participant has been at BD for four years.

PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

Payments upon termination of employment

The following table shows the estimated payments and benefits that would be paid by BD to each of the named executive officers listed below as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2014. However, the actual amounts that would be paid to these named executive officers under each scenario can only be determined at the actual time of termination.

Name	Termination without cause or for “good reason” following a change in control ($)(1)	Termination due to retirement($)(2)	Termination without cause($)(3)	Termination due to disability($)(4)	Termination due to death($)(5)
Vincent A. Forlenza	28,214,491	36,731,362	37,349,275	36,585,572	38,585,572
Christopher R. Reidy	3,566,024	—	682,155	927,111	1,623,111
William A. Kozy	19,259,544	23,686,683	24,307,452	23,628,640	25,084,640
Jeffrey S. Sherman	3,917,251	8,791,860	9,128,572	8,756,351	9,302,351
Ellen R. Strahlman	3,115,301	—	820,806	1,208,316	1,829,316

(1)	Includes amounts payable under change in control employment agreements (which are described below), and amounts distributable under BD’s Retirement Plan and Restoration Plan, assuming payout as a lump sum. Also includes for Mr. Reidy and Dr. Strahlman the accelerated vesting of company matching contributions under BD’s 401(k) plan and the Restoration Plan, as applicable. Does not include the accelerated vesting of equity compensation awards that occurs solely upon a change in control, which is discussed below.

(2)	Includes amounts distributable under BD’s Retirement Plan and Restoration Plan, assuming payout as a lump sum, and the accelerated vesting of equity compensation awards upon retirement. The amounts included for equity compensation includes the pro rata amount of Performance Units earned as of September 30, 2014, with awards that vested in November 2014 included at actual payout and all other Performance Units at their target payout. Mr. Reidy and Dr. Strahlman were not eligible for retirement under BD’s plans as of September 30, 2014.

(3)	Includes amounts distributable under BD’s Pension Plan and Restoration Plan, assuming payout as a lump sum, the accelerated vesting of equity compensation awards, outplacement services (with an assumed maximum cost of $100,000), health and welfare benefits and severance benefits. BD’s severance policy for U.S. associates provides for severance payments equal to two weeks’ salary for each year of service (assuming the associate grants a general release to BD), subject to a maximum of $520,000, except for instances that do not involve a reduction in force, in which case the payment of severance is at BD’s discretion. The table assumes payment of severance to the named executive officers in the amount that would be paid in the event of a reduction in force.

(4)	Includes amounts distributable under BD’s Pension Plan and Restoration Plan, assuming payout as a lump sum, the accelerated vesting of equity compensation awards and, in the case of Mr. Reidy and Dr. Strahlman, accelerated vesting of matching contributions.

(5)	Includes amounts distributable under BD’s Pension Plan and Restoration Plan, assuming payout as a lump sum, the accelerated vesting of equity compensation awards, life insurance benefits and, in the case of Mr. Reidy and Dr. Strahlman, accelerated vesting of matching contributions.

The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is shown on page 49. The amounts shown also do not include the value of vested SARs held by the named executive officers as of September 30, 2014. The value of these vested SARs appears on page 44.

Payments upon termination under change in control agreements

BD has entered into an agreement with each of the named executive officers that provides for the continued employment of the executive for a period of two years following a change in control of BD. The agreement is designed to retain the executive and provide continuity of management in the event of an actual or threatened change in control of BD. The following is a summary of the key terms of the agreement.

The agreement provides that BD will continue to employ the executive for two years following a change in control, and that, during this period, the executive’s position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the Board ceasing to constitute at least a majority of the Board;

•	certain business combinations; and

•	shareholder approval of the liquidation or dissolution of BD.

The agreement also provides that, in the event the executive is terminated without “cause” or the executive terminates employment for “good reason” during the two years following a change in control, the executive would receive:

•

a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) his or her target PIP award for the year in which the termination occurs (the greater of the two being referred to herein as the “Incentive Payment”);

•	a lump sum severance payment equal to three times (two times in the case of Messrs. Reidy and Sherman and Dr. Strahlman) the sum of the executive’s annual salary and Incentive Payment;

•

a lump sum payment equal to the present value of the increased pension benefits the executive would have received had he or she remained employed for an additional three years (two years in the case of Messrs. Reidy and Sherman and Dr. Strahlman) following termination;

•

continuation of the executive’s health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years (two years in the case of Messrs. Reidy and Sherman and Dr. Strahlman); and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his or her duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant adverse change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Under the agreements with Messrs. Forlenza, Kozy and Sherman, if any payments or distributions made by BD to the executive as a result of a change in control would be subject to an excise tax imposed by the Internal Revenue Code, BD will make an additional tax reimbursement payment to the executive. As a result of this payment, the executive would retain the same amount, net of all taxes, that he would have retained had the excise tax not been triggered. This provision applies to any payments or distributions resulting from the change in control, including the accelerated vesting of equity awards discussed below. However, if such payments and distributions do not exceed 110% of the level that triggers the excise tax, they will be reduced to the extent necessary to avoid the excise tax.

The following table sets forth the estimated benefits each named executive officer would receive under his or her agreement in the event the executive was terminated without “cause” or terminated his or her employment for “good reason” following a change in control. The table assumes a termination date of September 30, 2014. These estimates are based on salary rates in effect as of September 30, 2014, and use the 2014 target PIP awards of the named executive officers as the Incentive Payment.

Name	Incentive Payment($)	Severance Payment($)	Additional Retirement Benefits($)	Health and Welfare Benefits($)	Outplacement Services($)	Tax Reimbursement($)	Total($)
Vincent A. Forlenza	1,300,000	6,900,000	483,000	40,500	100,000	9,743,400	18,566,900
Christopher R. Reidy	590,963	2,572,426	199,714	27,000	100,000	0	3,490,103
William A. Kozy	696,532	4,273,595	290,472	40,500	100,000	4,528,485	9,929,584
Jeffrey S. Sherman	433,385	1,958,769	232,106	27,000	100,000	0	2,751,260
Ellen R. Strahlman	496,800	2,235,600	187,622	27,000	100,000	0	3,047,022

Accelerated Vesting of Equity Compensation Awards Upon a Change in Control

Upon a change in control, as defined in our equity compensation plan, all unvested SARs become fully vested and exercisable, and all time-vested restricted stock units and Performance Units become fully vested and payable (with Performance Units being payable at their target amount). This accelerated vesting occurs with respect to all equity compensation awards granted by BD, not just those granted to executive officers. No termination of employment is required to trigger this acceleration.

In November 2014, the equity compensation plan was amended so that equity compensation awards granted on or after January 1, 2015 will have a “double trigger” vesting provision providing that, following a change in control, the vesting of awards will accelerate only if the holder is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the plan) within two years of the change in control.

The following table sets forth the value to the named executive officers of the accelerated vesting of the unvested equity compensation awards they held at the end of fiscal year 2014, assuming a change in control of BD occurred on September 30, 2014. The BD common stock closing price of $113.81 on September 30, 2014 is used for purposes of these calculations.

Name	Time-vested restricted stock units($)	Performance Units($)	SARs($)	Total($)
Vincent A. Forlenza	8,897,780	11,028,075	11,084,930	31,010,785
Christopher R. Reidy	453,874	856,534	207,924	1,518,332
William A. Kozy	6,193,313	4,762,949	5,110,798	16,067,060
Jeffrey S. Sherman	3,184,062	2,449,533	2,780,864	8,414,864
Ellen R. Strahlman	906,497	556,759	135,152	1,598,408

The value of unvested restricted stock units is calculated by multiplying the shares distributable by $113.81. The value of unvested SARs is calculated using the difference between the exercise price of each SAR and $113.81.

Equity Compensation Upon Termination of Employment

Upon a named executive officer’s termination due to retirement:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested units held by the named executive officer vest at, or on the first anniversary of, retirement; and

•

all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to involuntary termination without cause:

•	the named executive officer is entitled to exercise his or her SARs for three months following termination, but only to the extent they were vested at the time of termination;

•	all TVUs held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed and all other time-vested restricted stock units fully vest; and

•

all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon a named executive officer’s termination due to death or disability:

•	all unvested SARs held by the named executive officer become fully exercisable for their remaining term;

•	all time-vested units held by the named executive officer fully vest; and

•	all Performance Units held by the named executive officer vest pro rata based on the amount of the vesting period that had elapsed. The payment would be based on award targets.

Proposal 2.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee of the Board to audit the accounts of BD and its subsidiaries for the fiscal year ending September 30, 2015. A representative of E&Y is expected to attend the meeting to respond to appropriate questions and will have the opportunity to make a statement.

Listed below are the fees billed to BD by E&Y for services rendered during fiscal years 2014 and 2013:

	2014	2013
Audit Fees	$6,990,000	$7,700,000	“Audit Fees” include fees associated with the annual audit of BD’s consolidated financial statements, reviews of BD’s quarterly reports on Form 10-Q, registration statements filed with the SEC and statutory audits required internationally.

Audit Related Fees	$186,000	$123,000	“Audit Related Fees” consist of assurance and related services that are reasonably related to the performance of the audit or interim financial statement review and are not reported under Audit Fees. These services include benefit plan audits and other audit services requested by management, which are in addition to the scope of the financial statement audit.

Tax Fees	$268,000	$367,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.

All Other Fees	$277,000	$3,000	“All Other Fees” includes various miscellaneous services.

Total	$7,721,000	$8,193,000

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for appointing BD’s independent registered public accounting firm (the “independent auditors”) and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All of the services listed in the above table were approved pursuant to this policy.

Audit Services. Under the policy, the Audit Committee will appoint BD’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.

Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditors, subject to certain dollar limitations, and provided that the full Audit Committee is informed of each service. All other non-audit services are required to be pre-approved by the entire Audit Committee.

The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. IF RATIFICATION IS WITHHELD, THE AUDIT COMMITTEE WILL RECONSIDER ITS SELECTION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews BD’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of BD’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that BD’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by the applicable auditing standards.

In addition, the Committee discussed with the independent auditors the auditors’ independence from BD and its management, and the independent auditors provided to the Committee the written disclosures and the letter pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence. The Committee discussed with BD’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of BD’s internal controls, and the overall quality of BD’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of BD’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on BD’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Basil L. Anderson, Chair

Catherine M. Burzik

Christopher Jones

Marshall O. Larsen

Willard J. Overlock, Jr.

Rebecca W. Rimel

Bertram L. Scott

Proposal 3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 27 of this proxy statement describes BD’s executive compensation program and the compensation decisions made by the Compensation Committee and the Board of Directors with respect to our CEO and the other individuals named in the Summary Compensation Table on page 40 (who we refer to as the “named executive officers”). Pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Becton, Dickinson and Company (“BD”) approve the compensation of the BD executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports BD’s business strategy and aligns the interests of our executives with those of our shareholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions taken for fiscal year 2014 appropriately reflected the performance of our named executive officers and BD during the year, and that payouts under our long-term incentive compensation demonstrate a high degree of alignment with BD’s performance against the targets set by our Compensation Committee.

For these reasons, the Board is asking shareholders to support this proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our executive officers. BD holds an advisory vote to approve named executive officer compensation on an annual basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4.	SHAREHOLDER PROPOSAL REGARDING AN ANNUAL REPORT ON ANIMAL TESTING

People for the Ethical Treatment of Animals, 1536 16th Street NW, Washington, DC 20036, the owner of 21 shares of BD common stock, has given notice that it intends to present for action at the annual meeting the following stockholder proposal.

RESOLVED, to promote accountability for animals used by our Company, the Board should issue an annual report to shareholders detailing clear plans to maximize the use of nonanimal testing methods and procedures to promote the best possible care of animals.

Supporting Statements:

Companies that conduct experiments on animals acknowledge that public sensitivities associated with doing so leave the companies vulnerable to public relations disasters and falling stock value when reports of abuse or neglect of animals surface. Thus, to protect shareholders’ investments, it is incumbent upon our Company to demonstrate transparency and accountability by having procedures in place to promote the best possible care of animals used both in-house and at external laboratories.

Our Company supported animal testing at facilities with histories of failing to adhere to minimal federal guidelines for the treatment of animals in laboratories. For example, in 2014, our Company funded a study1 in which monkeys were infected with the measles virus. The study was conducted at a facility that has been

[1]	1 Lin et al. 2014. mBio 5(2):e01047-14.

repeatedly cited for violations such as housing social nonhuman primates in solitary confinement, deviating from approved study protocols, and performing multiple surgeries without justification or rationale.2 In addition, monkeys and other animals have died at this facility from neglect and unsafe laboratory conditions.

In another study, led by a BD researcher, mice were subjected to retro-orbital bleeding, a blood collection technique in which a glass tube is used to pierce an area behind the eye to draw blood.3 This method is banned in the UK because it is so cruel and can result in hemorrhage, ulceration, blindness, bone fracture, and other painful injuries to the eye. Yet our Company used this method despite the availability of more humane blood collection methods.

It is also imperative that our Company has a clear plan to maximize the use of nonanimal testing methods, otherwise it risks lagging behind in implementing innovative, scientifically superior, and more humane testing methods. For example, the Company sells antibodies derived from a painful method of production in animals called the “ascites” method even though effective and humane alternatives exist. Ascites antibody production involves causing irritation to an animal’s stomach before injecting cells that spur the growth of a massive tumor. The animals experience pain and distress as their stomachs grossly distend and fill with antibody-containing fluid. A needle is inserted into the animals’ stomachs to withdraw the fluid, and the animals are often forced to endure multiple rounds of this procedure before being killed.4 This method is so painful that a number of countries have banned it, and the U.S. government recommends against its use.5,6

These examples highlight the need to for a strategy to maximize the use of nonanimal testing methods and improve the welfare of animals used in-house and in experiments financially supported by our Company.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ RESPONSE

For the reasons discussed below, the Board of Directors believes that the preparation of an additional annual report to shareholders as requested by the proponent is unnecessary and would not serve the best interests of BD and its shareholders. Accordingly, the Board recommends a vote AGAINST the proposal.

As a medical technology company, BD bears a responsibility to assure the safety and efficacy of its products for their intended uses. At times, to ensure that we meet our obligations, animal testing is utilized and serves as an important component of our research and development efforts. In some cases, we are legally required by regulatory authorities to use animals in the development and testing of our products.

At the same time, BD is committed to the humane treatment of laboratory animals, the responsible use of animals in medical research and the use of alternatives to animal testing whenever possible. Consistent with this commitment, BD has is place a policy relating to the use, care and treatment of laboratory animals. The policy, among other things, requires BD associates and any outside investigators and animal suppliers engaged by BD to comply with the “3Rs’’ of animal research—

•	“Replace” the use of animals with other non-animal methods where feasible;

•	“Reduce” by using the fewest number of animals possible while still maintaining statistical validity; and

•	“Refine” by developing procedures that limit or reduce the potential for discomfort to animals.

[2]	https://acissearch.aphis.usda.gov/LPASearch/faces/CustomerSearch.jspx.
[3]	D’Souza et al. 2013. J Pharm Sci. 102(2): 454-61.
[4]	http://www.nal.usda.gov/awic/newsletters/v8n3/8n3mcard.htm.
[5]	https://www.medizin.uni-tuebingen.de/tierschutz/antibody.pdf.
[6]	http://oacu.od.nih.gov/ARAC/documents /Ascites.pdf.

In addition, under the policy, the use, care and treatment of laboratory animals by BD and the third parties we use for our animal testing must at all times meet or exceed applicable legal and regulatory requirements, guidelines and standards, including the Animal Welfare Act. We consistently evaluate the third parties we use for animal testing to assess compliance with our policy and legal and regulatory requirements. Allegations of mistreatment of animals by BD or third parties are taken very seriously and addressed promptly.

BD’s commitment to the humane treatment of laboratory animals is borne out by the fact that the blood collection method cited by the proponent in its supporting statement has not been used by BD since 2010. Further, BD previously implemented a project to eliminate wherever possible the use of the ascites method for the production of antibodies, with the result that BD has virtually eliminated its use of this method for the production of these antibodies.

Our existing policies and practices reflect BD’s deep commitment to the humane care and treatment of laboratory animals, the responsible use of animals in medical research and the use of alternatives to animal testing whenever such methods are feasible. The implementation of this proposal will not result in any meaningful enhancement of BD’s current efforts in this area and would not be an effective use of BD’s resources.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2016 ANNUAL MEETING

Any proposal that a shareholder wishes to submit for inclusion in BD’s proxy materials for the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) pursuant to SEC Rule 14a-8 must be received by BD not later than August 21, 2015. Notice of any other proposal or director nomination that a shareholder wishes to submit for consideration at the 2016 Annual Meeting pursuant to BD’s By-Laws must be delivered to BD not earlier than September 29, 2015 and not later than October 29, 2015. Such other proposal or director nomination also must satisfy the information and other requirements specified in BD’s By-Laws, which are available on BD’s website at www.bd.com/investors/ corporate_governance/. Any shareholder proposal or director nomination submitted to BD in connection with the 2016 Annual Meeting should be addressed to: Corporate Secretary, Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880.

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Presented below are certain financial measures that are non-GAAP measures, within the meaning of the rules of the SEC. These non-GAAP measures are intended to provide investors with additional information to analyze BD’s performance for the 2014 fiscal year and assess our incentive compensation plans. Non-GAAP measures should not be considered in isolation and are not in accordance with, or a substitute for, GAAP measures. Our non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

Adjustments to fiscal year 2014 and fiscal year 2013 performance

	Twelve Months Ended September 30,
	2014	2013	Reported Growth	Reported Change	Foreign Currency Translation	FXN Growth	FXN Growth	FX Impact
Total Revenues	$8,446	$7,708	$392	4.9%	(29)	$421	5.2%	(0.3%)

	Twelve Months Ended September 30,		Adjusted Growth
	2014	2013
Reported Diluted Earnings per Share from Continuing Operations	$5.99	$4.67

Write-off of capitalized product software and, to a lesser extent, fixed assets primarily resulting from the discontinuance of an instrument product development program in the Biosciences segment ($20 million or $12 million after-tax)	0.06	—
Cost associated with the decision to early terminate a European distributor arrangement in the Diagnostics segment ($11 million or $8 million after-tax)	0.04	—
Gain from a cash distribution received from the sale of company, in which BD had a small equity ownership ($8 million or $5 million after-tax)	(0.03)	—
Charge associated with the decision to terminate a research and development program in the Medical segment. The charge relates to program asset write-offs and obligations ($6 million or $4 million after-tax)	0.02	—
Non-cash pension settlement charges associated with lump sum benefit payments made primarily from the Company’s U.S. supplemental pension plan, as such payments exceeded the service and interest components of the plan’s pension cost in each year. The charges also included settlement losses associated with certain foreign pension plans ($3 million or $2 million after-tax and $6 million or $4 million after-tax, respectively)	0.01	0.02
Adjustment to the carrying amount of an asset that is being held for sale ($5 million or $3 million after-tax)	0.02	—
Employee termination costs associated with a workforce reduction ($36 million or $23 million after-tax)	0.12	—
Acquisition-related transaction costs incurred in connection with the GenCell Biosystems and pending CareFusion acquisitions ($6 million or $4 million after-tax)	0.02	—
Charge associated with the litigation settlement related to indirect purchaser antitrust class action cases ($22 million or $14 million after-tax)	—	0.06
Charge associated with the unfavorable verdict returned in the antitrust and false advertising lawsuit filed against the Company by RTI ($341 million or $211 million after-tax)	—	1.06

Adjusted Diluted Earnings per Share from Continuing Operations	$6.25	$5.81	7.6%
Impact of foreign currency translation	0.22

	$6.47	$5.81	11.4%

Adjustments to fiscal year 2014 performance under PIP

Fiscal Year 2014 EPS
Adjusted EPS (see previous reconciliation)	$6.25
Charge associated with the decision to terminate a research and development program in the Medical segment; the charge relates to program asset write-offs and obligations ($6 million or $4 million after-tax)	(0.02)
Dilution from Alverix acquisition	0.02
Impact of unbudgeted currency fluctuations	0.05

Adjusted performance	$6.30

Fiscal Year 2014 Revenues
(in millions of dollars)
Reported revenues	$8,446
Impact of unbudgeted currency fluctuations	46

Currency-neutral revenues	$8,492

Adjustments to performance under Performance Units
2011-2013 Performance
Average Revenue Growth
Reported	4.2%
Impact of acquisitions	(0.5%)

Adjusted	3.7%

2012-2014 Performance
Average Revenue Growth
Reported	5.0%
Impact of acquisitions	(0.2%)

Adjusted	4.8%

2012-2014 Performance
Average ROIC
Reported	21.6%
Impact of acquisitions and divestures	0.9%
Impact of discreet adjustments(1)	1.3%

Adjusted	23.8%

(1)	Includes the items listed on the previous page under the heading “Adjustments to fiscal year 2014 and fiscal year 2013 performance”, as well as pension settlements that occurred in fiscal year 2012 and the medical device tax paid in fiscal years 2013 and 2014.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Voting instructions submitted by GSIP participants must be received by 12:00

p.m., EST, on January 21, 2015. Voting instructions submitted by all other BD plan participants must be received by 12:00 p.m., EST, on January 23, 2015.

All proxies submitted by record holders through the Internet or telephone must be received by 11:00 a.m., EST, on January 27, 2015.

▼ IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed; FOR Proposals 2 and 3; and AGAINST Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Basil L. Anderson	☐	☐	☐	06 - Claire M. Fraser	☐	☐	☐	11 - Willard J. Overlock, Jr.	☐	☐	☐

02 - Henry P. Becton, Jr.	☐	☐	☐	07 - Christopher Jones	☐	☐	☐	12 - Claire Pomeroy	☐	☐	☐

03 - Catherine M. Burzik	☐	☐	☐	08 - Marshall O. Larsen	☐	☐	☐	13 - Rebecca W. Rimel	☐	☐	☐

04 - Edward F. DeGraan	☐	☐	☐	09 - Gary A. Mecklenburg	☐	☐	☐	14 - Bertram L. Scott	☐	☐	☐

05 - Vincent A. Forlenza	☐	☐	☐	10 - James F. Orr	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of selection of independent registered public accounting firm.	☐	☐	☐	4. Shareholder proposal regarding an annual report on animal testing.	☐	☐	☐

3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian, or other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01Y7TC

Dear Shareholder/Plan Participant:

Becton, Dickinson and Company (BD) encourages you to take advantage of convenient ways by which you can vote or direct the voting of your shares. You can vote your shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the below proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote your shares by telephone or through the Internet, there is no need to mail back your proxy/voting instruction card. To vote your shares electronically, please have this voting form in hand and follow the instructions outlined on the reverse side.

Your vote is important. Thank you for voting.

▼ IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy / Voting Instruction Card — BECTON, DICKINSON AND COMPANY	+

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting on January 27, 2015

The undersigned hereby appoints Vincent A. Forlenza, Christopher R. Reidy, Jeffrey S. Sherman and Gary DeFazio, and any of them, with full power of substitution, proxies to attend the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m. EST on Tuesday, January 27, 2015 at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York, and any adjournment thereof, and to vote all shares of the common stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting. This does not apply to shares held through the Company plans, which are addressed below.

Where no choice is made on the reverse side of this form, the proxies will vote FOR all Director nominees; FOR Proposals 2 and 3; and AGAINST Proposal 4.

For plan participants. This card constitutes voting instructions to the respective trustees for any shares of common stock allocated to the undersigned under the Company’s 1996 Directors’ Deferral Plan (“DDP”), the Company’s Deferred Compensation and Retirement Benefit Restoration Plan (“DCP”) and, when so provided, the Global Share Investment Program (“GSIP”), and also constitutes voting instructions to the trustees for a proportionate number of shares of common stock in the DDP, DCP and GSIP for which voting instructions are not received. If you have been allocated shares of common stock through the Company’s Savings Incentive Plan (“SIP”), you are considered a named fiduciary. As a named fiduciary, you may use this card to instruct the trustee how to vote those shares. Shares for which no voting instructions are received by the SIP trustee will be voted in the same proportion as those shares for which timely instructions have been received.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting (for record holders only).	☐

¢	IF VOTING BY MAIL, COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+